EXHIBIT 10.4

           MPSC FINANCING ORDER (INCLUDING THE OPINION AND ORDER
        ISSUED ON OCTOBER 24, 2000 AND THE ORDER GRANTING REHEARING
      ISSUED ON JANUARY 4, 2001 BY THE MPSC WITH RESPECT TO CONSUMERS)



                             STATE OF MICHIGAN


               BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                 * * * * *

         In the matter of the application of CONSUMERS ENERGY COMPANY for a financing order approving the securitization of Case No. U-12505 certain regulatory assets and other qualified costs.

         At the October 24, 2000 meeting of the Michigan Public Service Commission in Lansing, Michigan.

PRESENT:          Hon. John G. Strand, Chairman
                  Hon. David A. Svanda, Commissioner
                  Hon. Robert B. Nelson, Commissioner


                             OPINION AND ORDER

                                     I.

                                 BACKGROUND

         In order for Michigan's customers to begin receiving the benefits of a competitive electric generation market, the Commission issued an order on June 5, 1997 in Case No. U-11290 setting forth the framework for implementing retail open access (ROA) in this state. Among other things, that order accomplished the following: First, it established a schedule for phasing-in customers' eligibility for ROA service such that all customers would have the option of choosing their respective power suppliers by the start of 2002. Second, it identified five categories of stranded costs that, if prudently incurred, could be recovered by the utilities, namely:
(1) capital costs of nuclear power plants, (2) regulatory assets, (3) capacity costs in excess of market value that arise from power purchase agreements, (4) employee retraining costs, and (5) costs related to the implementation of restructuring. Third, it commenced development of a mechanism to true-up (on an annual basis) the amounts collected through transition and implementation surcharges paid by customers electing to use ROA, on the one hand, and each utility's actual stranded costs, on the other. Fourth, it established December 31, 2007 as the last day for recovering stranded costs. During the subsequent three years, the Commission issued several additional orders--in Case No. U-11290 as well as in other dockets--regarding the implementation of ROA.

         On June 5, 2000, the Customer Choice and Electricity Reliability Act, 2000 PA 141 (Act 141) and 2000 PA 142 (Act 142), which amended 1939 PA 3, MCL 460.1 et seq.; MSA 22.13(1) et seq., took effect. In addition to codifying the Commission's prior orders regarding ROA--See, Section 10a(5) of Act 141--this new law required Consumers Energy Company (Consumers) and The Detroit Edison Company (Detroit Edison) to reduce by 5% the rates in effect for their residential rate classes as of May 1, 2000, imposed various rate freezes and caps for these and other rate classes, and allowed certain utilities(1) the option of reducing their costs through the use of securitization.(2)

                                    II.

                           HISTORY OF PROCEEDINGS

         On July 5, 2000, Consumers filed an application, with supporting testimony and exhibits, seeking a financing order authorizing the issuance of securitization bonds covering approximately $472,549,000 in after-tax qualified costs. The application further requested authority to (1) create one or more special purpose entities (SPEs) to which it could transfer securitized property for the purpose of minimizing bankruptcy risks and maximizing the ratings on its securitization bonds, (2) implement securitization charges--and related tax charges--to be collected from its customers, as well as a mechanism for undertaking periodic true-ups of those charges, (3) proceed, at its sole discretion, with the sale of the securitization bonds authorized in this case, and (4) employ appropriate methodologies to account for these transactions and to eventually refund or retire any or all of its securitization bonds.

         Pursuant to due notice, a prehearing conference was held on July 17, 2000 before Administrative Law Judge George Schankler (ALJ). In the course of the prehearing conference, the ALJ granted intervenor status to Attorney General Jennifer M. Granholm (Attorney General); the Association of Businesses Advocating Tariff Equity (ABATE); Energy Michigan; the Michigan Environmental Council and the Public Interest Research Group in Michigan (collectively, MEC); Unicom Energy, Inc. (Unicom); The Dow Corning Corporation and Hemlock Semiconductor Corporation (collectively, Dow); the Michigan Community Action Agency Association (MCAAA); the Michigan Chamber of Commerce (Chamber of Commerce); Midland Cogeneration Venture Limited Partnership; the Michigan Electric and Gas Association; PG&E Corporation and the Midwest Independent Power Suppliers Coordination Group; and the Commission Staff (Staff).(3)

         The ALJ further established a schedule for this case that, as mandated by Section 10i(6) of Act 142, would result in the completion of all proceedings and the issuance of the Commission's order within 90 days after the filing of the application. However, because Consumers subsequently amended its supporting testimony and exhibits, the parties stipulated that the 90-day period should commence on July 26, 2000 (the date that Consumers filed its revised testimony and exhibits). The ALJ accepted the parties' stipulation and established an amended schedule calling for a Commission order by October 24, 2000.

         Evidentiary hearings were conducted on August 14, as well as September 5, 6, 7, 8, and 13, 2000. The record consists of 924 pages of transcript and 55 exhibits, 46 of which were received into evidence.

         Consumers, the Attorney General, ABATE, Energy Michigan, MEC, Unicom, MCAAA, the Staff, and Dow filed briefs on September 29, 2000. Reply briefs were filed by Consumers, the Attorney General, ABATE, Energy Michigan, MEC, Unicom, MCAAA, the Staff, and the Chamber of Commerce on September 29, 2000. On October 3, 2000, the Staff filed a motion to strike the Chamber of Commerce's reply brief. The Commission agreed to read the record, thus dispensing with the need for a proposal for decision, exceptions, and replies to exceptions.

                                    III.

                      OVERVIEW OF CONSUMERS' PROPOSAL

         Robert H. Hoffman, a Vice President in the Securitized Products Group of Morgan Stanley & Co., Incorporated, described the securitization process and provided an overview of Consumers' proposal. As stated by Mr. Hoffman, securitization involves the "delinking of the credit quality of the issued bonds from that of the utility in order to achieve higher credit ratings and lower financing costs." 3 Tr. 169. In order to accomplish this, he continued, Consumers proposes to sell the securitization property and other collateral to a bankruptcy remote SPE in what constitutes a "true sale" for bankruptcy purposes. Id. This "true sale" sale is designed to insulate the collateral from the credit risk of the utility.(4) The SPE will then issue bonds backed by the underlying collateral to various investors.(5) According to Mr. Hoffman, an indenture trustee (trustee) will also be appointed to (1) act as a representative on behalf of the investors, (2) remit payments to these bondholders, and (3) ensure that their rights are protected in accordance with the terms of the financing documents. In addition to the bankruptcy remote status of the SPE, he continued, "credit enhancements, such as capital contributions, overcollateralization, and a true-up mechanism," will be used to obtain the desired "AAA" rating for the securitization bonds. 3 Tr. 170.

         Mr. Hoffman went on to state that "the securitization property that is sold to the [SPE] is the right to impose, collect, and receive from Consumers' wires customers amounts necessary to pay principal and interest on the securitization bonds, as well as other amounts," including the ability to receive adjusted amounts of securitization charges through the periodic use of a true-up mechanism.(6) 3 Tr. 170-71. According to Mr. Hoffman, the phrase "other amounts" refers to certain "qualified costs related to the issuance of securitization bonds that will be payable from the securitization charge collections over the life of the financing transaction." Id., at 171. These include credit enhancement expenses, servicing fees, trustee fees, legal fees, administrative fees, rating agency fees, independent manager fees, and other operating expenses incurred by the SPE. With regard to Consumers' proposal, these anticipated fees and expenses (with the exception of credit enhancement expenses) are set forth on Exhibit CE-18.

         When put into effect, Consumers' proposal is designed to establish non-bypassable securitization charges expressed in cents per kilowatt-hour
(kWh). These securitization charges, which are to be applied and billed to all (or nearly all) customers taking service over Consumers' system, will be stated as a separate charge on the bill and each customer's otherwise applicable rate will be reduced by an equal amount. Thus, the utility notes, the imposition of the securitization charge will neither increase nor decrease the total amount of the bill. Consumers further proposes a system of periodic true-ups intended to ensure that the dedicated revenue stream from the securitization charge is adequate to pay, in a timely manner, the principal and interest on the securitization bonds, as well as all related costs. At least initially, Consumers will act as the servicer for the SPE. In that capacity, the utility will bill and collect the securitization charge, perform the periodic true-ups and calculate any necessary adjustment to that charge, and undertake related activities.

         Mr. Hoffman went on to stress that any order approving Consumers' proposal must contain certain elements. First, he asserted that it should specifically "reserve to Consumers the sole discretion as to whether and when to issue securitization bonds." 3 Tr. 197. According to Mr. Hoffman, this discretion is critical to the utility's achieving the lowest financing cost possible because receptive market conditions do not always exist. Likewise, he continued, Consumers should be allowed to seek Commission authority to refinance outstanding securitization bonds if interest rates fall sufficiently to allow for the creation of additional savings. Second, the "finality and irrevocability of the financing order should be affirmed subject to Act 142 with regard to true-ups," thus assuring bondholders that their rights and benefits will be upheld. 3 Tr. 201. Third and finally, he stated that the financing order should reaffirm the state's pledge--as set forth in Section 10n(2) of Act 142--that it will neither take nor permit any action that would impair the value of the securitization property authorized in that order nor, except as permitted by Section 10k(3) of that act, reduce, alter, or impair the securitization charges.

                                    IV.

                                 DISCUSSION

         Act 141 sets forth the general authority and duties of the Commission with regard to helping convert Michigan's electric industry from one that is based on intensive regulation to one that relies, in many aspects, on competition. The range of activities covered by Act 141 runs from the general (i.e., issuing orders, making reports, holding contested case proceedings, and protecting ratepayers from unfair business practices) to the specific (i.e., addressing utilities' requests for stranded cost recovery, approving annual true-up adjustments for each utility's transition charge,(7) imposing temporary rate freezes and caps, and establishing an immediate 5% rate reduction for all residential customers in Consumers' and Detroit Edison's service territories). In contrast, Act 142 deals with a narrower set of issues. Specifically, it is limited to establishing the legal framework by which the Commission may authorize the issuance of securitization bonds.

         This raises six significant issues to be resolved by the Commission. First, it must determine what (if any) amount of Consumers' proposed qualified costs should be deemed recoverable through securitization. Second, it must decide whether the utility's proposal satisfies the statutory requirements of Act 142. Third, it must rule on the reasonableness of Consumers' proposals regarding the use to which all securitization-related savings will be put. Fourth, it must decide whether the various amortization, accounting, and ratemaking approvals requested by the utility to effectuate the proposed securitization of its qualified costs are reasonable and should be approved. Fifth, it needs to determine whether the utility's proposed securitization and tax charges (namely, the fees Consumers seeks to impose on customers to fund repayment of the securitization bonds and any related tax liability, respectively) are reasonable both in amount and form. Sixth, it must rule on whether the utility's proposed securitization charge true-up mechanism is reasonable and should be approved.

         These issues will be addressed seriatim.

Qualified Costs

         Key to the issuance of a financing order like that requested by Consumers is the Commission's determination of the amount of qualified costs to be recovered. Qualified costs are defined in Section 10h(g) of Act 142 as follows:

         "Qualified costs" means an electric utility's regulatory assets as determined by the commission, adjusted by the applicable portion of related investment tax credits, plus any costs that the commission determines that the electric utility would be unlikely to collect in a competitive market, including, but not limited to, retail open access implementation costs and the costs of a commission approved restructuring, buyout or buy-down of a power purchase contract, together with the costs of issuing, supporting, and servicing securitization bonds and any costs of retiring and refunding the electric utility's existing debt and equity securities in connection with the issuance of securitization bonds. Qualified costs include taxes related to the recovery of securitization charges.

         MCL 460.10h(g); MSA 22.13(10h)(g).

         According to Dennis DaPra, Consumers' Vice President and Controller, the qualified costs that the utility seeks to securitize fall into two classes. The first (with a remaining book value of approximately $714,499,000) consists of six regulatory assets, the largest of which relates to Consumers' Palisades Nuclear Generating Plant (Palisades), and one regulatory liability. The second (totaling $12,500,000) reflects the estimated initial cost of preparing, underwriting, registering, and issuing the securitization bonds, along with the estimated cost of retiring and refunding Consumers' existing debt and equity securities. As shown on Exhibit CE-7, these costs can be broken down as follows:

         Palisades Capital Costs (Net of Depreciation Reserve)    $405,455,000

         Income Taxes Due From Customers                           198,477,000

         Post-Retirement Benefits Other Than Pensions               84,168,000

         Decontamination and Decommissioning Reserve                15,543,000

         Ludington Pumped Storage Plant Settlement                   7,716,000

         Unamortized Loss on Reacquired Debt                         5,180,000

         Clean Air Act Sulfur Dioxide Allowances                    (2,041,000)

         SUBTOTAL                                                 $714,499,000
                                                                  ------------

         Initial Securitization Issuance Costs (estimated)           8,500,000

         Debt and Equity Retirement Costs (estimated)                4,000,000

         TOTAL                                                    $726,999,000
                                                                  ------------

         Mr. DaPra went on to state that because the resulting amount reflects the "total remaining book value" of the regulatory assets and liabilities that Consumers seeks to recover through securitization, the utility "is proposing to reduce this amount by the tax effect, i.e., 35%, and to securitize the remainder, $472,549,237." 2 Tr. 71.

         In addition to the initial securitization issuance costs and the debt and equity retirement costs included in that $472,549,237, Consumers notes that other qualified costs will be incurred throughout the life of the securitization bonds. These ongoing costs include an annual servicing fee of up to 0.25% of the principal amount of all outstanding securitization bonds if Consumers serves as the servicer or up to 1.5% of that amount if some other entity is designated to be the servicer. They also include, among other things, the payment of all operating expenses incurred by the SPE and contributions to the overcollateralization subaccount. The utility estimates that although these ongoing expenses will total approximately $1.7 million per year at the onset of securitization, the annual total will decline each year as ratepayers pay down the principal amount owed on the securitization bonds. See, Exhibit CE-8, column (h). Consumers seeks to recover these qualified costs through its securitization charge, but not as a part of the amount to be securitized. Specifically, it proposes that "the actual amount of ongoing costs . . . be recovered through the securitization charge by means of operation of the true-up mechanism for which Consumers is seeking approval in the financing order." Consumers' initial brief, p. 15.

         Gerald F. Geml, Supervisor of the Auditing Section within the Commission's Electric Division, testified that he "performed a review of the books and records of the company to verify the amounts the company requested for securitization." 4 Tr. 565. Mr. Geml further indicated that he reviewed prior orders issued by the Federal Energy Regulatory Commission and this Commission to ensure that the ratemaking treatment underlying Consumers' proposed level of qualified cost securitization was reasonable and consistent with those orders. Based on his review, the Staff supports the amount of qualified costs for which Consumers seeks securitization, with one adjustment. Specifically, the Staff notes that Consumers' gross figure of $726,999,000 did not recognize the effect of $6,088,000 in investment tax credits related to Palisades. See, Exhibit S-41. Thus, consistent with the definition of qualified costs set forth in Section 10h(g) of Act 142 (which specifies that a utility's regulatory assets must be "adjusted by the applicable portion of related investment tax credits"), the Staff recommended reducing the utility's gross figure for qualified costs to $720,910,000 and its after-tax figure to $468,592,000. Id., lines 12 and 14.

         Consumers, as specifically expressed in footnote 2 on page 11 of its initial brief, agrees that the Staff's recommended adjustment is proper and now requests Commission approval to securitize qualified costs in the amount of $468,592,000.

         The only parties opposing that request, ABATE and the Attorney General, contend that none of the $405,455,000 in booked capital costs from Palisades can be included in the computation of qualified costs. These parties offer two primary reasons in support of that contention. First, they assert that Palisades has yet to be designated as a regulatory asset, either directly or indirectly, by Commission order. Second, ABATE claims, "absent from this proceeding is any request by Consumers that Palisades be converted to a regulatory asset by the Commission, or that the Commission make any such determination." ABATE's reply brief, p. 11. Thus, these two parties contend, all costs relating to Palisades must be excluded from the Commission's determination regarding the amount of qualified costs to be securitized in this case.

         In addressing this issue, the Commission notes that the second argument offered by these parties--to the effect that Consumers has yet to request that Palisades be deemed a regulatory asset--is incorrect. Notwithstanding ABATE's claims to the contrary, Consumers has specifically asked that the Commission "take any and all necessary regulatory steps to confirm that Palisades is a regulatory asset [in] accordance with the orders in Case No. U-11290 et al." Consumers' reply brief, p. 32. Moreover, because nothing in Act 142 precludes contemporaneously ruling on (1) whether something is a regulatory asset and (2) whether, and to what extent, that regulatory asset should be included in the determination of qualified costs, the Commission finds unpersuasive the first argument offered by ABATE and the Attorney General.

         Thus, the salient issue is whether Consumers' investment in Palisades constitutes a regulatory asset. The Commission concludes that it does. This conclusion is based on the following two factors.

         First, the Commission has consistently expressed its commitment to allowing recovery of nuclear capital costs as part of its ROA program. This began with the June 5, 1997 order in Case No. U-11290, which specifically listed "capital costs of nuclear plants" as one of the five categories of recoverable stranded costs (June 5, 1997 order, pp. 7 and 12), and continued throughout the issuance of subsequent restructuring orders. The rationale for that treatment was, and continues to be, that because Michigan's electric utilities "made significant investments in order to meet their obligations" to serve customers residing in this state, they should be given a reasonable opportunity to recover that investment. Id., at 11.

         Second, when faced with a nearly identical situation involving Detroit Edison's Fermi 2 Nuclear Generating Plant (Fermi), the Commission granted that utility's request to remove Fermi from plant in service and to book it as a regulatory asset. See, the Commission's December 28, 1998 order in Case No. U-11726, pp. 17-22. In that case, as here, (1) a significant portion of the utility's Commission-approved investment in the plant remained on the books, (2) there was insufficient time to recover that investment before all of the utility's customers would become eligible for ROA, and (3) the plant in question, being a nuclear plant, was an unlikely candidate for sale to another entity at or near its existing net book value.

         The Commission therefore finds that its repeated commitment to the full recovery of nuclear capital costs that were expended to serve Michigan residents, when coupled with the similarities between Fermi and Palisades (at least from a cost recovery standpoint), justify granting Consumers' request to specifically deem Palisades a regulatory asset. However, the Commission likewise finds that two of the conditions imposed on Detroit Edison in Case No. U-11726 should be applied to Consumers in this case.

         Specifically, should Consumers elect to sell Palisades, any profit arising from the plant's treatment as a regulatory asset designated for securitization must be passed on to the utility's customers. As noted by Brian L. Ballinger, a senior economist in the Commission's Licensing and Enforcement Division, doing otherwise would place customers at risk of paying twice for the capital costs of the plant (once through the non-bypassable securitization charge and again through any power purchase contract necessitated by the plant's sale). See, 4 Tr. 584. Thus, if Consumers sells Palisades for more than its book value following the plant's treatment as a regulatory asset, or if the utility itself is purchased, Consumers (or its successor utility) shall immediately initiate a proceeding designed to compute and promptly return to the utility's ratepayers all economic benefit arising from Palisades' treatment as a regulatory asset. Similarly, if Consumers (or any successor utility) seeks to abandon Palisades subsequent to its being treated as a regulatory asset, the utility must first initiate a contested case proceeding to evaluate the effect of the proposed abandonment on its customers.

         In addition to her arguments regarding Palisades, the Attorney General objects to the proposal to include, as part of the utility's $1.7 million per year in ongoing costs, the potential 0.25% fee that would be paid to Consumers if it operates as the servicer for the bonds.(8) According to the Attorney General's witness, William A. Peloquin, that fee should not be considered a qualified cost of securitization. Rather, Mr. Peloquin contends that it "represents Consumers' cost for billing, collecting, and remitting ratepayer funds" to the SPE and that the utility's tariffs already recover these costs in the form of "customer accounts expense." 5 Tr. 743. Mr. Peloquin further notes that, because it will be hired by Consumers, the SPE will lack adequate incentive to challenge the amount of that servicing fee throughout the respective lives of the securitization bonds.

         The Commission finds that the Attorney General's objection to the collection of these ongoing securitization expenses should be rejected. Although it is true that Consumers' existing tariffs provide for the recovery of customer accounts expenses (i.e., those related to metering, billing, and payment collection), the onset of securitization will impose additional duties on the utility if it also operates as the servicer for the bonds. Specifically, Consumers will be required to separate from all of its customers' payments, and forward to the SPE, the amounts received from each customer that pertain to the repayment of the securitization bonds. It is only logical that the performance of those additional duties will give rise to increased costs, a fact that appears to have been recognized by the Legislature in its decision to specifically include "the costs of . . . servicing securitization bonds" within the definition of qualified costs.
Section 10h(g) of Act 142. Moreover, testimony provided by Mr. Hoffman indicates that (1) the amount of the annual servicing fee proposed by the utility is consistent with customary commercial levels, and (2) rating agencies will be unwilling to rate Consumers' securitization bonds unless they can be convinced that the servicer will be compensated at such a commercially acceptable level. See, 3 Tr. 209-10. Therefore, the Commission concludes that Consumers' proposal regarding recovery of all ongoing costs of securitization is reasonable and should be approved.

         Due to the findings expressed above, Palisades' capital costs (net of the plant's depreciation reserve and all related income tax credits) can properly be included in the computation of qualified costs. The Commission therefore concludes that the total after-tax amount to be securitized in this proceeding is $468,592,000.(9) The Commission further concludes that it should approve Consumers' request to recover through its securitization charge (but not as a part of the amount to be securitized) the ongoing expenses of securitization, including the maximum 0.25% servicing fee paid to Consumers or the maximum 1.5% fee paid to a third-party servicer.

Satisfaction of Statutory Criteria

         Act 142 establishes several criteria that must be satisfied before the Commission is required to grant a utility's request for authority to issue securitization bonds. These criteria are set forth in Sections 10i(1) and 10i(2) of Act 142, which read as follows:

(1) Upon the application of an electric utility, if the commission finds that the net present value of the revenues to be collected under the financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods and that the financing order is consistent the standards in subsection (2), the commission shall issue a financing order to allow the utility to recover qualified costs.

(2)      In a financing order, the commission shall ensure all of the following:

         (a) That the proceeds of the securitization bonds are used solely for the purposes of the refinancing or retirement of debt or equity.

         (b) That securitization provides tangible and quantifiable benefits to customers of the electric utility.

         (c) That the expected structuring and expected pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of the financing order.

         (d) That the amount securitized does not exceed the net present value of the revenue requirement over the life of the proposed securitization bonds associated with the qualified costs sought to be securitized.

         MCL 460.10i(1) and (2); MCL 22.13(10i)(1) and (2).

         Consumers' witnesses offered substantial testimony and exhibits describing the manner in which they believed that the utility's securitization proposal satisfied these criteria. For the sake of consistency, these criteria will be referred to as "statutory tests," as they are in the parties' briefs and reply briefs.

         a.       Section 10i(1)

         Francis A. Ernst, Jr., Consumers' Executive Director of Rates and Electric SBU Planning, described how the utility's proposal satisfies the statutory test set forth in Section 10i(1) of Act 142. Mr. Ernst began by examining the regulatory assets and liabilities that will be removed from rates due to securitization, and then computed the net present value of the annual revenue requirement that would be necessary for their rate recovery pursuant to conventional financing methods. As reflected on pages 1 and 2 of Exhibit CE-6, this produced a figure of $619,746,000. He then computed the net present value of the "revenue requirement associated with the securitized bond payments" that ratepayers would make if securitization was undertaken pursuant to a financing order along the lines proposed by the utility. 3 Tr. 257. This resulted in a figure of $538,587,000. Exhibit CE-6, p. 1. Consumers therefore asserts that because Mr. Ernst's analysis shows that the present value of the revenues to be collected under the financing order is less than the net present value of those that would be recovered under conventional financing, its proposal satisfies the statutory test set forth in Section 10i(1) of Act 142.

         The Staff concurs in Consumers' assessment. According to the Staff, one of its witnesses, Mr. Ballinger, performed a similar analysis (set forth on Exhibit S-42) and reached the same conclusion as Mr. Ernst. Namely, Mr. Ballinger found that the net present value of the revenue requirement arising under Consumers' securitization proposal would be significantly less than that arising from conventional financing over the remaining lives of the qualified costs. See, 4 Tr. 586-89.

         The only party to challenge this assessment is the Attorney General, who argues that both Consumers and the Staff were wrong to use analyses based on revenue requirements. According to the second of her two witnesses, Charles W. King, the more appropriate analysis would be to compare the actual cash flows that Consumers would collect under a financing order with those that would be recovered under conventional financing. See, 5 Tr. 671. Because Consumers' plan fails the Section 10i(1) test if actual cash flows are used, she asserts, the utility's request for securitization should be rejected.

         The Commission does not find the Attorney General's assertion persuasive. As noted by Consumers, and conceded by Mr. King (5 Tr. 706), a utility's cash flows can fluctuate greatly from one period to another. This is due, among other things, to weather-related changes in sales, the movement of customers from one rate class to another, and the migration of customers into or out of the utility's service territory. In contrast, a utility's revenue requirements are relatively stable from one period to the next. The Commission therefore finds the analyses relied upon by Consumers' and the Staff are superior to the analysis developed by Mr. King and relied upon by the Attorney General. Because the former analyses show the net present value of the revenue requirement resulting from securitization to be significantly less than that arising from conventional financing, the Commission concludes that the statutory test set forth in Section 10i(1) is satisfied.

         b.       Sections 10i(2)(a) and 10i(2)(c)

         As noted above, Section 10i(2)(a) of Act 142 requires that the proceeds derived from the sale of Consumers' securitization bonds be used solely for the purposes of refinancing or retiring the utility's existing debt or equity. Moreover, Section 10i(2)(c) requires that the securitization bonds be structured and priced in a manner that will result in the lowest securitization charges possible. Consumers asserts that, based on information provided by two of its witnesses, both of these statutory tests should be deemed satisfied.

         Consumers cites testimony offered by John J. Murphy, the utility's Director of Corporate Finance, as showing that appropriate use will be made of all securitization bond proceeds, as demanded by Section 10i(2)(a). According to Mr. Murphy, the utility will utilize those proceeds "solely to pay down Company debt and equity." 2 Tr. 113. He went on to state that, in deciding precisely when and in what proportion to refinance Consumers' current debt and equity, the utility will consider, among other factors:

         [T]he amount of equity to retire while keeping sufficient equity in its capital structure to maintain or improve its credit quality and credit ratings. It will also need to consider the cost of each of its debt securities outstanding at the time that it receives the proceeds from the sale of the securitization property . . ., the mandatory cost of retiring each of those existing securities, market conditions which might impact tender offer opportunities for existing securities, and near-term new capital requirements, including environmental capital expenditure requirements.

         Id. Mr. Murphy concluded by stating that Consumers would, within 12 months following -- its receipt of proceeds from the sale of its securitization bonds, file a report specifying the principal amount of those bonds, the initial securitization issuance costs, all debt and equity retirement costs incurred, and the respective amounts of debt and equity that were retired. See, 2 Tr. 114.

         With regard to satisfying the requirements of Section 10i(2)(c), Consumers relies on a detailed description of the securitization bond marketing plan provided by Mr. Hoffman. Specifically, Mr. Hoffman indicated that, among other things, the following steps would be used to minimize Consumers' securitization charges: (1) All securitization bonds will be rated by at least two nationally-recognized rating agencies. (2) No legal maturity of any series or class of securitization bonds will exceed 15 years from the date of issuance, and all tranches(10) will have expected maturities of less than 15 years. (3) Several tranches of bonds will be developed to present offerings across a wide spectrum of potential demand.
(4) An extensive investor education program will be provided by the utility and the bonds' underwriters. (5) A minimum of two experienced underwriters will be used to market the bonds, each having wide experience in the marketing of asset-backed securities and specific experience in the marketing of stranded cost securitization bonds. (6) The underwriters, exercising professional judgement based on the number of orders received and with Consumers' express concurrence, may adjust the bond prices and coupon rates as necessary to ensure maximum distribution of the bonds at the lowest possible bond yields. (7) The underwriters must offer to purchase the bonds for their own portfolios at specified prices and coupon rates in the event that one or more tranches of Consumers' securitization bonds generates insufficient investor orders. See, 2 Tr. 186-88.

         The Staff agrees with Consumers' assessment that the utility's proposal, as explained by Messrs. Murphy and Hoffman, satisfies the requirements of Sections 10i(2)(a) and 10i(2)(c). However, to ensure that Consumers adheres to all prudent and efficient practices concerning the actual issuance of securitization bonds and the use of those bonds' proceeds to reduce the utility's overall capital costs, Staff witness Ballinger recommended requiring Consumers to implement a more stringent reporting schedule than the one proposed by Mr. Murphy. Specifically, Mr. Ballinger testified that Consumers should file its initial report regarding the utility's use of its securitization bond proceeds "within 30 days of the bonds' issuance . . . [and] each quarter thereafter demonstrating that the proceeds have been used for the intended purposes." 4 Tr. 592. In addition to Mr. Ballinger's recommendation, the Staff requests (1) that all reports regarding the use of the bond proceeds should detail the use that Consumers' parent company, CMS Energy Company (CMS), makes of those proceeds, (2) that Consumers be required to file a report immediately following any refinancing of its securitization bonds due to a decline in interest rates, and (3) that the Commission initiate a hearing in those situations to determine the appropriate use of all cost savings arising from such refinancing.

         For its part, Unicom asserts that Consumers' securitization proposal generally satisfies all of the statutory tests set forth in Act
142. Nevertheless, Unicom raises one issue with regard to Section 10i(2)(c). Noting that Consumers seeks a "securitization charge recovery period lasting fourteen years, rather than the fifteen years allowed by statute," (Exhibit I-24, p. 1) it suggests that the Commission require the utility to collect its securitization charges over 15 years.

         In contrast to Consumers, the Staff, and Unicom, the Attorney General contends that Section 10i(2)(a) has not been satisfied. This is based on the Attorney General's belief that securitization bond proceeds could be used to repurchase Consumers' equity that is held by CMS, instead of equity held by public investors. As a result, she continues, those proceeds might be used to "finance unregulated ventures for potential anti-competitive purposes" by funneling them to "unregulated entities through the subterfuge of the utility's holding company structure." Attorney General's initial brief, pp. 16-17.

         Notwithstanding the Attorney General's assertions to the contrary, the Commission finds that Consumers' securitization proposal satisfies Sections 10i(2)(a) and 10i(2)(c) of Act 142. Through the testimony provided by Mr. Murphy, Consumers specifically and unequivocally states that all of the proceeds from the sale of the securitization bonds will be used to refund or retire Consumers' existing debt and equity, thus reducing the utility's capital costs. That is sufficient to meet the requirements imposed by Section 10i(2)(a).(11) Similarly, the detailed marketing plan developed by the utility and described by Mr. Hoffman shows that Consumers plans to take all reasonable steps to achieve the lowest possible securitization charges to repay the bonds. Thus, the utility's proposal satisfies Section 10i(2)(c).

         Nevertheless, the Commission agrees with the Staff that certain changes should be made to Consumers' proposal as it relates to these issues. First, the utility should revise its reporting schedule in the manner recommended by Mr. Ballinger. Thus, Consumers must file its first report regarding its use of securitization bond proceeds within 30 days of the bonds' initial issuance (or any portion of their issuance), and quarterly from that date until all bond proceeds have been disbursed. Second, the reports should be structured to also include information detailing CMS's use of those proceeds. Third, in the event that a decline in interest rates leads Consumers to refinance any of its securitization bonds, the utility should file--within 7 days of that refinancing--a report notifying the Commission of that fact. Following completion of the refinancing and receipt of the report, the Commission will initiate a hearing to determine the appropriate use of all cost savings arising from that refinancing. Fourth, to ensure continued adherence to the requirements set forth in Section 10i(2)(c) of Act 142, Consumers should file--again, within 7 days--a report (1) notifying the Commission of any reduction in applicable interest rates or other charges in the bond market that might make refinancing economically advantageous, and (2) advising the Commission of what, if any, steps the utility intends to take in light of that reduction or change.

         Finally, the Commission finds that it should decline Unicom's proposal to make the utility extend its securitization charge recovery period from its proposed 14 years to 15 years. As noted by the Staff, the statutory language relied upon by Unicom is permissive. Thus, rather than mandating that recovery be spread over 15 years, Act 142 merely authorizes a utility to request repayment over any period not to exceed 15 years.

         c.       Section 10i(2)(b)

         Section 10i(2)(b) demands that Consumers' securitization proposal be shown to provide tangible and quantifiable benefits to the utility's customers. In satisfaction of this requirement, Consumers cites Exhibit CE-5, a chart developed by Mr. Ernst to show the effect of securitizing approximately $470 million in after-tax qualified costs (as Consumers proposes to do in this case). According to that exhibit, the utility would use proceeds derived from the sale of its securitization bonds to retire over $135 million of its most expensive short-term debt and approximately $325 million of its common equity. The chart goes on to indicate that those reductions will serve to reduce Consumers' weighted average cost of capital from its current level of 10.96% to a post-securitization level of 10.48%. Exhibit CE-5, lines 13 and 30.

         According to Mr. Ernst, that reduction of 0.48% in the utility's weighted cost of capital "demonstrates that the Company's issuance of the securitization bonds meets the test described in ss.10i(2)(b)." 3 Tr. 256. Specifically, he continued, the utility's "cost of capital will be decreased and, under traditional . . . ratemaking principles, will be flowed through to electric customers in the form of reduced electric rates, all other things being equal." Id. Based on this evidence, Consumers asserts, the Commission should find this statutory test to be satisfied.

         The Staff agrees with that assertion and joins Consumers in requesting that the Commission find that Section 10i(2)(b) has been satisfied. According to the Staff's witness on this issue, Mr. Ballinger, "satisfaction of this criteria is achieved as the Company's capital cost rate declines." 4 Tr. 593. He went on to testify that, "to the degree that this permits a rate reduction, there would indeed appear to be a tangible benefit." Id.

         In contrast, the Attorney General and ABATE contend, among other things, that the benefits claimed as a result of securitization are speculative and, as a result, can be deemed neither tangible nor quantifiable. These parties further contend that, even assuming the existence of tangible benefits due to securitization, those benefits cannot be passed on to Consumers' customers because (according to Act 141) the utility's rates are frozen until 2004.

         The Commission disagrees with the Attorney General and ABATE, and finds adequate support in the record for concluding that the statutory test set forth in Section 10i(2)(b) is satisfied. The stated goal of securitization, and one that several witnesses--including Mr. Hoffman--view as eminently achievable in this case, is to issue bonds with a AAA rating and a correspondingly low interest rate. As reflected on numerous exhibits, the expected interest rate for the utility's securitization bonds (which Consumers predicts to be 7.73%) will be significantly lower than the utility's authorized rate of return on common equity (which presently stands at 12.25%). Due to this significant differential, it is clear that by using even a portion of its securitization bond proceeds to retire common equity, Consumers' proposal will produce quantifiable and tangible benefits.

         Moreover, a full reading of Act 141 indicates that, notwithstanding the imposition of the temporary rate freeze referred to by the Attorney General and ABATE, benefits derived from securitization can be immediately passed on to Consumers' ratepayers. Specifically, although
Section 10d(1) purports to freeze Consumers' retail rates at their May 1, 2000 level until the close of 2003, that provision concludes by stating "unless otherwise reduced by the commission under subsection (4)." MCL 460.10d(1); MSA 22.13(10d)(1). The "subsection (4)" referred to above states, in pertinent part, that:

         (4) If the commission authorizes an electric utility to use securitization financing under section 10i, any savings resulting from securitization shall be used to reduce retail electric rates from those authorized or in effect as of May 1, 2000 as required under subsection (1).

         MCL 460.10d(4); MSA 22.13(10d)(4). Thus, because today's order grants Consumers' request to securitize up to $468,592,000 in after-tax qualified costs and directs the utility to use its securitization cost savings to implement additional rate reductions (beyond the 5% residential rate cut imposed by the June 5, 2000 order in Case No. U-12464),(12) the Commission concludes that the requirements of Section 10i(2)(b) have been satisfied.

         d.       Section 10i(2)(d)

         As noted above, the last of these statutory tests requires the Commission to find that the amount securitized does not exceed the net present value of the revenue requirement for those qualified costs over the life of the securitization bonds. Based on computations performed by Mr. Ernst, Consumers concludes that it met this test. As set forth on Exhibit CE-6, Mr. Ernst computed the net present value of the 14-year revenue requirements to be $639.5 million when discounted at 7.73%, and $577.4 million when discounted at 10.34%. Because both of these net present value figures exceed the utility's proposed after-tax securitization bond issue of $472.5 million, Mr. Ernst stated that the statutory test spelled out in
Section 10(2)(d) of Act 142 has been satisfied. See, 2 Tr. 257.

         The Staff agrees with Consumers' conclusion. However, its analysis differs slightly from that performed by the utility. Specifically, Staff witness Ballinger stated that neither of the discount rates used by Mr. Ernst was entirely appropriate for purposes of this statutory test. Instead, he suggested using a discount rate of 10.63%, which results in a net present value figure of $549.4 million. Exhibit S-43. Nevertheless, because this figure is still well in excess of the proposed $472.5 million bond issue, the Staff asserts that the requirements of Section 10i(2)(d) have been satisfied.

         The Attorney General challenges the overall assessment reached by both Consumers and the Staff, and contends that the utility's proposal fails to pass this statutory test. The Attorney General begins by asserting (as did the Staff) that the appropriate discount rate for use in this test is the utility's composite cost of capital, rather than either of the reduced discount rates relied on by Mr. Ernst. More importantly, she argues that Consumers' calculation "grossly understates the amount actually being securitized." Attorney General's initial brief, p. 23. According to one of her witnesses, Mr. Peloquin, this is because the utility incorrectly reduced the gross amount of its qualified costs ($727 million) by $254.5 million in deferred income taxes when establishing the amount of its proposed $472.5 million bond issue. The Attorney General claims that once this mistake is corrected, thus restoring the amount to be securitized to its original level of $727 million, none of the net present value figures developed by Consumers or the Staff exceeds that level and the requirements of Section 10i(2)(d) cannot be met.

         The Commission finds that the Attorney General's challenge, at least as it pertains to the $254.5 million adjustment to the gross amount of Consumers' qualified costs, is not well taken. As pointed out in the section of this order dealing with the computation of Consumers' qualified costs, supra, the difference between the $727 million gross amount of those costs and the $472.5 million face value of the proposed securitization bonds corresponds solely to the income tax effect arising from Consumers' future collection of securitization charges. It has nothing to do with deferred income taxes currently on Consumers' books. This is confirmed by the fact that the computation of the $727 million gross amount of the utility's proposed qualified costs specifically accounts for $198.5 million in deferred income taxes. Thus, both the utility and the Staff were correct to compare their respective net present value figures to the $472.5 million after-tax figure. Moreover, because each of those net present value figures greatly exceeds $472.5 million, the Commission concludes that Section 10i(2)(d) has also been satisfied.

         Based on the findings set forth above, Consumers' proposal has met each of the criteria established by Section 10i(1) and 10i(2) of Act 142. The Commission therefore concludes that the utility's request for authority to issue securitization bonds should be granted.

Proposed Use of Securitization Cost Savings

         The next issue to be addressed is the utility's proposed use of its estimated cost savings from securitization. Consumers' position on this issue was described by Mr. Ernst and set forth on Exhibit CE-7.

         According to Mr. Ernst, the issuance of securitization bonds along the lines of the utility's proposal would result in an annual cost savings of approximately $58.7 million. See, 3 Tr. 259. He arrived at this figure by subtracting the total annualized revenue requirement associated with the qualified costs that will be securitized pursuant to this order ($75.8 million) from the annual levelized revenue requirements that would have arisen from those qualified costs in the absence of securitization ($134.5 million). Id. Mr. Ernst went on to note that, as reflected on Line D of Exhibit CE-7, approximately $49.8 million of that $58.7 million annual cost savings will go toward offsetting the 5% residential rate reduction required by Section 10d(1) of Act 141 and implemented pursuant to the Commission's June 5, 2000 order in Case No. U-12464.

         None of the parties dispute the reasonableness of Consumers' estimated annual cost savings.(13) Likewise, none of them object to the utility's plan to use a significant portion of those savings to underwrite Consumers' previously initiated residential rate cut. Nevertheless, significant disagreement exists regarding what use should be made of the remaining $8.9 million per year of securitization-related savings.

         For example, Consumers proposes applying the remaining annual savings to "the reduction of the other qualified costs shown on lines F-1 through F-5" of Exhibit CE-7. Id. These costs include, among other things, approximately $32.9 million in "revenue lost due to the difference in the timing" between the implementation of the 5% residential rate cut (which took effect on June 5, 2000) and the issuance of securitization bonds (which Consumers assumes will occur on approximately January 1, 2001). Consumers' initial brief, p. 75. The utility cites Section 10d of Act 141 in support of its proposal to recover that lost revenue. According to Consumers, that section clearly indicates that all revenue reductions resulting from the 5% residential rate cut must be recovered through securitization. This is only logical, the utility asserts, because Act 142 makes implementation of the 5% residential rate reduction contingent upon securitization. Moreover, Consumers notes that the total dollar value of the year 2000 revenue reduction and the other components of what it refers to as "Section F Qualified Costs" vastly exceeds the remaining $8.9 million in estimated securitization-related savings. Consumers' initial brief, p.
73. The utility therefore requests that the Commission give it "reasonable discretion in applying what may be a limited amount of excess securitization savings" to those costs. Id.

         In contrast, the MEC and MCAAA contend that the Commission is statutorily obligated to use the estimated $8.9 million in annual excess savings to provide the funding necessary to establish and operate the low-income and energy efficiency fund (LI/EE fund) described in Section 10d(6) of Act 141. According to these parties, "a common sense interpretation" of Act 141 requires that all excess savings above the 5% residential rate reduction mandated in Section 10d(1) must go, "as a matter of priority," to the LI/EE fund. MEC's initial brief, p. 4. They therefore propose that the Commission specifically order Consumers to file an application to establish such a fund.

         Several parties object to these proposals. For example, Unicom, ABATE, and the Staff each contend that Consumers' proposal conflicts with both the wording and the intent of Act 141. According to Unicom, there is nothing in the statute "that would justify the Commission in leaving the application of such amounts to Consumers' 'reasonable discretion'." Unicom's reply brief, p. 3. Rather, Unicom continues, the application of excess securitization savings is a matter governed in very specific terms under Sections 10d(5) and 10d(6) of Act 141. As for ABATE, it points out that Consumers' request is illogical. According to ABATE, any use of securitization-related savings to fund the 5% residential rate cut can occur (if at all) only after the securitization bonds have been sold. This is because, ABATE continues, "there is no benefit to customers until such time as the bonds have been issued and the savings generated." ABATE's reply brief, p. 16. The Staff agrees with ABATE, noting that Consumers' proposal would require "the retroactive allocation of prospective savings, which the Commission cannot legally effectuate." Staff's reply brief, p. 10.

         Likewise, Consumers objects to the proposal offered by the MEC and MCAAA. According to the utility, that proposal is based on the premise that Act 141 mandates the assignment to the LI/EE fund of all securitization savings beyond those used to achieve the 5% residential rate reduction. That premise, Consumers contends, directly conflicts with the clear language found in Section 10d of Act 141. The utility therefore argues that the proposal developed by the MEC and MCAAA must be rejected.

         As can be seen from these arguments, the resolution of this issue depends on the wording of Section 10d. This section states, in pertinent part:

         (1) Unless otherwise reduced by the commission under subsection
(4), the commission shall establish the residential rates for each utility with 1,000,000 or more retail customers in this state as of May 1, 2000 that will result in a 5% rate reduction from the rates that were authorized or in effect on May 1, 2000.

                                   * * *

         (4) If the commission authorizes an electric utility to use securitization financing under section 10i, any savings resulting from securitization shall be used to reduce retail electric rates from those authorized or in effect as of May 1, 2000 as required under subsection (1).

         (5) Except for savings assigned to the low-income and energy efficiency fund pursuant to subsection (6), securitization savings greater than those used to achieve the 5% rate reduction under subsection (1) shall be allocated by the com ission to further rate reductions or to reduce the level of any charges authorized by the commission to recover an electric utility's stranded costs.

                                   * * *

         (6) If securitization savings exceed the amount needed to achieve a 5% rate reduction for all customers, then, for a period of 6 years, 100% of the excess savings, up to 2% of the electric utility's commercial and industrial revenues, shall be allocated to the low-income and energy efficiency fund . . ..

         MCL 460.10d; MSA 22.13(10d).

         Based on its reading of this statutory language, the Commission finds that it must reject Consumers' proposal regarding the use of excess securitization savings, as well as the proposal submitted by the MEC and MCAAA.

         Notwithstanding Consumers' assertions to the contrary, Act 142 did not make implementation of the 5% residential rate reduction contingent on the utility's issuance of securitization bonds. Rather, as can be derived from the Legislature's use of the word "shall" in Section 10d(1), each Michigan electric utility having over 1 million customers--namely, Consumers and Detroit Edison--was mandatorily required to reduce by 5% the residential rates that were authorized or in effect as of May 1, 2000. In contrast, all decisions regarding when (or even whether) to undertake securitization were left to the discretion of each utility's management. Thus, the so-called "timing difference" for which Consumers seeks compensation never actually arose.

         Similarly, the MEC and MCAAA are mistaken in their belief that Act 142 requires a mandatory contribution to the LI/EE fund at this time. By its own terms, the mandatory contribution provision set forth in Section 10d(6) does not take effect until "securitization savings exceed the amount needed to achieve a 5% rate reduction for all customers," rather than just those customers taking service on the utility's residential rates. MCL 460.10d(6); MSA 22.13 (10d)(6). [Emphasis added.] Thus, because several classes of customers on this utility's system have not received rate cuts of at least 5%, the MEC and MCAAA cannot yet lay claim to the excess savings produced by Consumers' proposed securitization.

         Having rejected these proposals as being inconsistent with Section 10d of Act 142, the Commission must now decide how the $8.9 million in excess securitization savings can best be used. It finds that the key to this determination resides in the second clause of Section 10d(5), which states that securitization savings in excess of those used to achieve the 5% residential rate reduction "shall be allocated by the commission to further rate reductions or to reduce the level of any charges authorized by the commission to recover an electric utility's stranded costs." MCL 460.10d(5); MSA 22.13(10d)(5).

         Based on that language, the Commission concludes that the most appropriate use for Consumers' excess securitization savings is to (1) apply 50% of the estimated excess--approximately $4.5 million--to a reduction in the distribution charge of each non-residential customer on Consumers' electric system, and (2) designate the remaining 50% for use in reducing the transition charge developed in the context of Consumers' stranded cost recovery true-up proceedings and charged to the utility's ROA customers. Unlike the mandatory 5% residential rate cut, which had immediate effect, implementation of the rate reductions arising from excess securitization savings should be held in abeyance pending Consumers' initial receipt of securitization bond proceeds and shall commence contemporaneously with the initiation of the utility's securitization and tax charges.


Proposed Amortization, Accounting, and Ratemaking Approvals

         According to its lead witness, Mr. DaPra, Consumers' request for a financing order specifically seeks authorization to establish an amortization schedule "on the same basis as the recovery of the principal amounts of the securitized qualified costs." 2 Tr. 69. In addition, the utility claims that it seeks two sets of proposed accounting and ratemaking authorizations, each covering a separate aspect of securitization.

         The first set of these authorizations, described on pages 11 and 12 of Mr. DaPra's direct testimony (2 Tr. 76-77) and illustrated on Exhibit CE-2, concerns the authority necessary to record on Consumers' books all financial transactions necessary to undertake securitization, including those between the utility and the proposed SPE. This authority would permit, among other things, all accounting entries needed to record (1) the securitized qualified costs on Consumers' books, (2) the issuance of the securitization bonds, (3) the use of the securitization bond proceeds to retire existing debt and equity, (4) the receipt of revenues arising from Consumers' proposed securitization charge and securitization-related tax charge, (5) the payment of principal, interest, and expenses relating to the bonds, and (6) the amortization of securitized qualified costs. According to Mr. DaPra, "the amount securitized will be recorded as a financing of the SPE for financial reporting purposes and, because the SPE will be consolidated with [Consumers] for financial reporting purposes," the amounts financed will also appear as a financing in the utility's consolidated financial statements. 2 Tr. 77.

         The second set of authorizations concerns Consumers' request for "ratemaking and accounting approval" from the Commission regarding the utility's "ability to seek future recovery of . . . other qualified costs as set forth at Section F, lines 3, 4, and 5 of Exhibit CE-7." 2 Tr. 82. Specifically, Mr. DaPra notes that the costs appearing on lines F-1 and F-2 of that exhibit (and which pertain to ROA implementation costs and related customer education costs) are already being deferred in accordance with prior Commission orders. Thus, Consumers is now requesting the "same deferral treatment and the establishment of a regulatory asset for accounting purposes" for the costs set forth on lines F-3, F-4, and F-5 of that exhibit. Id.

         The only substantive dispute concerning this issue involves Consumers' request to treat the figure on line F-4 of Exhibit CE-7 (the year 2000 revenue reduction arising from Act 141's mandatory 5% residential rate cut) as a regulatory asset. The Staff, ABATE, and the Attorney General oppose that treatment on the grounds that (1) a rate reduction cannot, by definition, constitute a regulatory asset, and (2) granting the utility's request would mean that Acts 141 and 142 were "a sham" under which the Legislature intended "to give ratepayers a guaranteed 5% rate reduction with one hand, and then take it away with the other." Attorney General's initial brief, p. 13. These three parties therefore argue that the Commission should reject Consumers' proposed treatment of that revenue reduction.

         The Commission agrees with the Staff, ABATE, and the Attorney General, and finds that it must reject Consumers' proposal as it relates to the figure set forth on line F-4 of Exhibit CE-7.

         According to testimony offered by one of the utility's own witnesses, Mr. DaPra, a regulatory asset is created when the Commission issues a ruling making it "probable that a regulated utility's incurred cost will be recovered through future revenue." 2 Tr. 70-71 [Emphasis added].

         Unlike an investment in an abandoned or economically uncompetitive generating plant, a rate cut does not constitute an incurred cost. Thus, the 5% residential rate reduction mandated by Section 10d(1) of Act 141 falls outside the definition of a regulatory asset. Moreover, granting Consumers the authority to treat this amount as either a regulatory asset or a qualified cost could result in its recovery, albeit over time, from utility customers. This would have the illogical effect of requiring ratepayers to pay for their own rate cut.

         The Commission therefore concludes that although Consumers' other requests for amortization, accounting, and ratemaking authority are reasonable and should be approved, no such approval should be given with regard to the amount listed on line F-4 of Exhibit CE-7.

         Before moving on, one other issue (more procedural than substantive) must be addressed. Specifically, Energy Michigan argues that the amortization, accounting, and ratemaking approvals included in the Commission's financing order should not be given immediate effect. Instead, Energy Michigan contends, the effect of these approvals--as well as any other authorizations granted in this order--should be tolled pending Consumers' express acceptance of all conditions and limitations that this order places on the utility.

         In addition, and as previously noted in this order, the 5% residential rate reduction was not contingent on the issuance of securitization bonds and, thus, securitization cannot be applied retroactively to fund that rate reduction. Consumers' proposal to retroactively create a regulatory asset is just a variant of its "timing difference" argument that the Commission has rejected.

         The Commission finds Energy Michigan's argument persuasive. If Consumers elects not to pursue securitization due to its failure to prevail on some issue addressed in this order, the basis for granting the utility's myriad requests for amortization, accounting, and ratemaking authority disappears. The Commission thus concludes that its grant of all such authority shall not become effective until Consumers submits a written acceptance of the Commission's financing order. Upon the filing of that acceptance with the Commission, the financing order and the securitization charges approved in the order, shall be considered irrevocable as directed under Section 10i(4) of Act 142--except as provided under Section 10k(3) of that act.

Securitization and Tax Charges

         Due to its earlier finding that Consumers' request for authority to issue securitization bonds should be granted, the Commission must now rule on how costs relating to those bonds shall be recovered.

         Consumers proposes to recover those costs by imposing a uniform per kWh securitization charge, as well as a uniform per kWh tax charge,(14) on each customer's energy usage. The utility gives three reasons in support of this approach. First, it notes that this is consistent with the Commission's decision--set forth in numerous orders in Case No. U-11290 et al.--to collect ROA transition charges through the application of a uniform energy surcharge. Second, it points out that structuring its securitization and tax charges in this manner makes them "easier to track for true-up purposes and promotes cross-collateralization among rate classes, which makes the bonds more marketable." Consumers' initial brief, p. 18, quoting 3 Tr. 264. Third, the utility contends that this avoids creating complex administration and implementation issues with regard to its billing systems.

         The utility goes on to note that its proposed securitization and tax charges will only be assessed to a customer during billing months in which the customer actually takes delivery of electricity over some portion of Consumers' system. For example, the utility continues, customers that have contracted for auxiliary or stand-by service will only be required to pay securitization and tax charges during periods in which they take deliveries of electricity on the applicable rate schedules. Nevertheless, for bundled sales customers and ROA customers alike (each of whom requires use of Consumers' transmission and distribution systems on a regular basis), the only way to "avoid paying the securitization charge and the tax charge would be to physically disconnect itself" from Consumers' facilities. Id. For this reason, Consumers points out, these charges are non-bypassable for any electric customers that remain connected to the utility's system.

         Although the actual per kWh charges will change over time depending on the principal balance of the outstanding bonds and the composite interest rate at which they are being held, among other things, Consumers computed the maximum securitization and tax charge rates that it seeks to impose beginning with the first billing cycle after securitization bonds are sold by the SPE. According to Mr. Ernst, these maximum rates, for which Consumers seeks Commission approval in this order, are $0.00205 per kWh for the securitization charge and $0.00025 per kWh for the tax charge. Because the computation of these charges (which is shown on Exhibit CE-8) was based on an assumed aggregate bond yield of 10.34%, and because the average expected yield for the various tranches of Consumers' securitization bonds is only 7.73%, the actual rates charged to Consumers' customers are expected to be significantly below the ceiling rates for which the utility now seeks approval.

         In recognition of this fact, Consumers proposes adding a new rule to its electric tariff, designated as Rule B-18. This proposed tariff language, which is set forth on Exhibit CE-10, "describes the process [that] the Company will use to initially implement and adjust periodically the securitization charges and the tax charges during the term of the securitization bonds." 3 Tr. 269. Consumers goes on to state that once the initial securitization charge is computed (following issuance of the first tranche or tranches of bonds), the amount of that charge (1) will be deducted from the respective energy charge shown on each of its current rate sheets, and (2) a line will be added to each of the affected rate sheets listing the per kWh securitization charge. Thus, even though the securitization charge will be collected through a separate line item on each customer's bill, "the revised rate sheets will reflect a total kWh energy charge to customers equal to those in effect today." 3 Tr. 271. As for the tax charge, the utility proposes to simply recover it through the amounts billed and collected under the energy charge shown on each existing rate sheet.

         As for customers taking ROA service, the proposed payment structure is slightly more complex because certain rules governing ROA will change on January 1, 2002. Prior to that date, the transition charge owed to Consumers is the price offered in a successful bid and is to be submitted to the utility by the ROA customer's retail energy provider. In contrast, the post-2001 transition charge will be a uniform rate established by Commission order and will be paid directly by the customer to the utility. For ROA service received before January 1, 2002, Consumers proposes to bill the retail energy suppliers for the full amount of the bid price and separate each payment into three parts following its receipt: (1) the securitization charge, which will be forwarded to the trustee for the bondholders; (2) the tax charge, which will be retained by the utility; and
(3) the transition charge, which will be applied against the utility's stranded costs. In cases where the sum of the securitization and tax charges exceeds the bid price paid by the retail energy provider, a "negative transition charge will be reflected in the stranded cost computation." Id. As for ROA service received after the start of 2002, Consumers proposes to send each bill directly to the customer, setting forth the securitization charge on a line separate from the combined tax and transition charge.

         Consumers' proposals concerning the computation and collection of its securitization and tax charges have given rise to several areas of dispute.

         a.     Uniform per kWh charges

         ABATE, Unicom, and Energy Michigan object to the utility's proposal to recover its securitization-related costs through the use of uniform per kWh charges. According to these parties, applying per kWh charges would be disadvantageous to high load factor customers. As a result, they contend that Consumers' proposal will result in an overallocation of securitization-related costs to industrial customers and an underallocation to residential customers. They go on to assert that the Commission has consistently allocated costs like those to be recovered by the securitization charge through the application of a 12 coincident peak, 75% demand/25% energy allocation factor. Because no such allocation was performed by any of the parties to this case, ABATE, Unicom, and Energy Michigan recommend that the Commission reject the utility's proposal to use uniform per kWh charges and, instead, order Consumers to develop new rates based on the 12 coincident peak, 75% demand/25% energy methodology.

         Consumers, joined by the Attorney General and the Staff, oppose that recommendation for several reasons. First, they point out that because no such cost allocation has been performed--much less offered into evidence--with regard to these securitization costs, mandating the use of the 12 coincident peak method would significantly delay the start of securitization. Second, noting that it would require the utility to develop different securitization and tax charges for each customer class, use of that allocation methodology would make all future securitization and tax charge reconciliations unnecessarily complex and time-consuming. Third, claiming that "the primary beneficiaries of base load plants [like Palisades] are high energy use customers," they contend that the demand-based allocation sought by ABATE, Unicom, and Energy Michigan would assign far too little of the qualified costs to those customers. Staff's reply brief, p. 5. For these and other reasons, Consumers, the Attorney General, and the Staff support the use of uniform per kWh charges.(15)

         The Commission agrees and finds that Consumers' proposal should be adopted in this regard. A similar situation arose in Case No. U-11290, where the Commission had to determine the best method for recovering stranded costs. Due, in large part, to the fact that it would help expedite the true-up of all transition and implementation charges imposed on ROA customers, the Commission authorized the use of a uniform per kWh charge. Because Section 10k(3) requires that securitization charges "be reviewed and adjusted by the Commission at least annually," ease of administration likewise weighs heavily in favor of applying per kWh charges in the present case. Moreover, as discussed by both Mr. Ernst and Mr. Hoffman, the utility's proposal promotes the concept of full cross-collateralization between and among customers regardless of rate class. See, 2 Tr. 196-97 and 264-65. As noted by those witnesses, this cross-collateralization makes all customers jointly and severally responsible for payment of the principal, interest, and all related costs of securitization. Thus, as pointed out by Mr. Hoffman, the use of per kWh charges "will be favorably received by the rating agencies" and help ensure the highest possible rating for Consumers' securitization bonds. 2 Tr. 197.

         Moreover, notwithstanding some parties' claims to the contrary, use of uniform per kWh securitization and tax charges will not change existing cost allocations among customer classes. This is because a corresponding reduction in each customer's distribution or transition charge will be made, thus assuring that no customer pays more as a result of securitization. This is in contrast to the demand-based allocation methodology proposed by ABATE, Unicom, and Energy Michigan, which (because Palisades is a base load plant whose principal beneficiaries are high energy use customers) would likely result in a reallocation of cost responsibility in violation of Section 10d(5) of Act 141.

         For these reasons, the Commission concludes that the utility's proposal to recover its securitization-related costs through the use of uniform per kWh securitization and tax charges should be approved.

         b.       Post-2001 treatment of ROA customers

         Energy Michigan raises a concern regarding whether ROA customers will be treated fairly under Consumers' proposal after the close of 2001. Specifically, it notes that although the utility plans to reduce the tariffed rate paid by each bundled sales customer by the sum of the securitization and tax charges, and despite the fact that it likewise plans to reduce the bid-based transition charge applied to ROA customers on or before December 31, 2001, it appears that no similar reduction will be made to ROA customers' bills after the start of 2002. According to Energy Michigan, this would have an inequitable (and, it claims, intentionally anticompetitive) effect on ROA. Specifically, Energy Michigan continues, it would deprive those ROA customers of something that is being offered to similarly-situated sales customers, namely the right to offset their other rates by the amount paid in securitization and tax charges.

         In response, Consumers contends that there is no hidden agenda behind its proposed recovery of securitization and tax charges. Specifically, the utility asserts that it "is not trying to double count these stranded costs and recover the same categories of stranded costs once through securitization charges and once through transition charges" imposed on ROA customers. Consumers' reply brief, p. 24. Rather, Consumers contends, its failure to state that all securitization and tax charges paid by ROA customers after the start of 2002 will be used as an offset to the transition charges appearing on their bills is based on the utility's assumption that the transition charge computed by the Commission for use on and after January 1, 2002 "will take into account the assets that have been securitized and not include them in the development of that transition charge." Id., p. 25. The Staff agrees with Consumers, relying on the same assumption.

         Although it is true that the transition charge applied to ROA customers after December 31, 2001 could be structured to recognize the reduction in Consumers' stranded costs due to securitization, the importance of this issue (from a competitive standpoint) justifies taking immediate action rather than adopting a "wait-and-see" approach. The Commission therefore finds that its approval of Consumers' application should be conditioned upon the utility's express agreement that, for all bills rendered after the close of 2001, the utility will reflect on bundled sales and ROA customers' bills alike an offset equal to the sum of each customer's securitization and tax charges payable for that same billing period.

         c.       Proposed equalization of the residential rate reduction

         Energy Michigan contends that despite providing welcome relief, the 5% residential rate cut mandated by Section 10d(1) of Act 141 unfairly benefits bundled sales customers. Specifically, it states that although the 5% reduction in bundled residential rates produces a net reduction of 0.375(cent) per kWh, it only reduces the rates charged to ROA residential customers by 0.22(cent) per kWh. According to Energy Michigan, the 5% reduction in ROA residential rates yields less savings because it applies only to transmission and distribution costs and not to generation-related expenses. Energy Michigan therefore recommends, among other things, ordering Consumers to subtract "the equivalent of the 0.375(cent) per kWh bundled sales reductions in dollars per kWh (and not as a percentage) from ROA bid transition charges." Energy Michigan's initial brief, p. 10. Unless this occurs, Energy Michigan continues, residential customers will have an incentive to remain on Consumers' bundled rates instead of switching to ROA.

         Consumers opposes Energy Michigan's proposal for several reasons. Principal among these is the fact that any residential ROA customer "already had the lowest residential rate for the type of distribution service it received from Consumers prior to the passage of Act 141." Consumers' reply brief, p. 20. After the passage of Act 141, Consumers continues, that already low rate was reduced further. Moreover, the utility notes that although the Legislature could have enacted a residential rate cut on a dollars per kWh basis if it so desired, it chose instead to enact equal percentage rate reductions. Thus, claiming that it would effectively overturn the Legislature's decision, Consumers questions the legality of any Commission order granting Energy Michigan's request.

         The Commission finds Energy Michigan's arguments on this issue persuasive. Act 141 requires a 5% reduction in residential rates from those authorized or in effect on May 1, 2000. For a bundled sales customer, this reduced rates by approximately 0.375(cent) per kWh effective June 5, 2000. There were no ROA residential customers on that date, nor are there any today. In the future, if the equalization adjustment proposed by Energy Michigan is not made, then residential customers switching to ROA will receive a lower rate reduction than those that do not. The Commission finds that this outcome would be inconsistent with the legislative intent that all residential customers receive a 5% rate reduction.

         Moreover, even if Act 141 did not require the equalization adjustment, there are significant policy reasons that call for its adoption. As previously noted, Section 10d(5) of Act 141 requires that securitization proceeds in excess of those needed to fund the 5% residential rate reduction "shall be allocated by the commission to further rate reductions or to reduce the level of any charges authorized by the commission to recover an electric utility's stranded costs." MCL 460.10d(5); MSA 22.13 (10d)(5). Thus, even if Act 141 did not require the equalization adjustment, the Commission would be authorized to implement it. The record clearly indicates that, without the equalization adjustment, residential customers who switch to an alternative supplier will be unfairly disadvantaged. This is inconsistent with the policy of promoting a competitive market. Thus, the Commission finds that Energy Michigan's proposed equalization adjustment should be adopted for policy reasons as well as because it is required by Act 141.

         d.       Implementation of direct billing

         Consumers' proposal provides that, prior to January 1, 2002, the utility would collect its securitization and tax charges from each ROA customer's retail energy provider and rely on the provider to pass those charges on to the customer. However, starting January 1, 2002, Consumers would begin billing ROA customers directly. According to Energy Michigan, initiating one billing system and promptly replacing it with another will lead to needless confusion, create billing problems for those providers, and increase implementation costs. It therefore recommends that Consumers simply rely on direct billing from the start.

         Consumers opposes this recommendation. According to the utility, the Commission's orders in Case No. U-11290 placed responsibility on the retail service provider for paying the winning bid price for ROA service, and the desire to shift this responsibility to the ROA customers is an insufficient basis for making the recommended change.

         The Commission disagrees with the utility and finds that Energy Michigan's request should be granted. Consumers anticipates that, if everything goes as planned, the SPE will begin issuing its securitization bonds at the start of 2001. Thus, the period during which the utility plans to bill retail energy providers, instead of the underlying ROA customers, would last for no more than 12 months. The Commission therefore concludes that, to avoid the needless confusion that could result from changing the billing system after such a short time, Energy Michigan's recommendation to implement direct billing from the outset should be adopted.

         e.       Billing for securitization and tax charges

         As noted above, Consumers proposes to set out the securitization charge as a separate line item on its customers' bills, while collecting the tax charge as part of the bundled energy charge. Energy Michigan's witness, Richard A. Polich, recommends including all securitization costs (including taxes) in a single, unified charge. Claiming that this should make things easier from an accounting, billing, and reconciliation standpoint, Energy Michigan asks the Commission to adopt Mr. Polich's recommendation.

         Consumers disagrees with that recommendation. According to the utility, the reason for collecting the securitization charge separately is that those funds need to be passed on to the SPE. This is not the case with the funds collected by the tax charge. The utility concludes by stating that if the Commission is concerned about accounting, billing, and true-up issues, the better solution would be "for the securitization charge and the tax charge to remain separate charges as proposed by the company and for each of the two charges to be stated as separate line items on all customer bills, including customers taking ROA service." Consumers' reply brief, p. 18.

         The Commission finds that good reason exists for keeping the securitization charge separate from the tax charge. Specifically, collecting the securitization charge separately will, according to testimony provided by Mr. Hoffman, make it easier to determine precisely what portion of Consumers' revenue stream corresponds to the payments that the utility must make to the SPE (or, more precisely, the trustee). See, 3 Tr. 213. Moreover, because both the securitization charge and the tax charge will be the subject of periodic true-ups, the Commission finds that stating them each as separate line items on customers' bills (instead of rolling the tax charge into the energy charge, as Consumers initially recommended) will likely prove beneficial. The Commission therefore rejects Energy Michigan's request to consolidate these two charges and adopts the revised billing structure discussed in Consumers' reply brief.

         f.       Range of securitization and tax charge liability

         Dow asserts that the Commission should specifically include within this order the following statement:

         Nothing in this order authorizes [Consumers] or any other entity to impose any securitization charge, securitization tax charge, or any other similar charge on self-service power or on a person engaged in affiliate wheeling.

         Dow's initial brief, p. 1. Dow bases its assertion on certain provisions set forth in Act 141. Dow cites Section 10a(6), which states that "this act does not prohibit or limit the right of a person to obtain self-service power, and it does not impose a transition, implementation, exit fee, or any other similar charge on self-service power." MCL 460.10a(6); MSA 22.13(10a)(6). Similarly, it cites Section 10a(7), which states that "this act does not prohibit or limit the right of a person to engage in affiliate wheeling and does not impose a transition, implementation, exit fee, or any other similar charge on a person engaged in affiliate wheeling." MCL 460.10a(7); MSA 22.13(10a)(7).

         Consumers agrees with Dow that the securitization and tax charges approved in this order fall within the "any other similar charge" clause set forth in both Sections 10a(6) and 10a(7) of Act 141. However, the utility goes on to assert that "this does not automatically mean" that every customer who claims to have obtained self-service power or engaged in affiliate wheeling is "entitled to an exemption from the securitization charge and related tax charge proposed in this proceeding." Consumers' reply brief, p. 45. According to Consumers, there are other provisions within Act 141 that may come into play for a specific customer. The utility therefore contends that the language proposed by Dow is overly broad and that the following statement should be used in its place:

         For purposes of this financing order, securitization charges and the related tax charges are a "similar charge" as that term is used in Subsections 10a(6) and 10a(7) of Act 141.

         Id. at 47. None of the other parties to this case addressed this issue. --

         Due to the lack of dispute among the parties, and in light of its reading of Act 141, the Commission finds that Dow's proposed language (as amended by Consumers) should be approved and included in the findings of this order.

Periodic True-ups

         According to Mr. Ernst, two factors necessitate the periodic adjustment of securitization and tax charges. First, he noted that because these charges are applied prospectively to bills rendered during the next period, the revenues collected are unlikely to ever exactly match the cash required by the SPE or the trustee for the purpose of making the scheduled principal and interest payments on the bonds and reimbursing the SPE's ongoing operating costs. Thus, he continued, "the next period's charges must reflect not only the cost attributable to the upcoming period, but also any over- or under-collections from the previous period." 3 Tr. 268. Second, he stated that even absent any over- or under-collections from the prior period, these charges must be adjusted to reflect changes in such things as forecasted sales, expenses, and customer payment patterns for the upcoming period. Mr. Ernst concluded by pointing out that because establishing an expedited true-up procedure to make these adjustments increases the certainty that the securitization bonds will be paid-off in a timely manner, it will "greatly enhance the receipt of a AAA rating" for those bonds. Id.

         Consumers therefore developed a proposed system for conducting a securitization and tax charge true-up at least once a year (except that starting 12 months prior to the last expected maturity date of the securitization bonds, true-ups would be undertaken at least quarterly). The utility's proposed system was designed to allow Consumers to analyze the past period's actual revenues and expenses, maintain the appropriate amount in the overcollateralization subaccount, roll over any over- or underrecovery to the upcoming period, compute new levels for its securitization and tax charges, and automatically begin implementing those charges at their revised levels. Consumers went on to provide a hypothetical example, set forth on Exhibit CE-9, of how its system would operate.

         The utility's proposal was strongly supported by the Staff. However, it was challenged, in part, by Energy Michigan and the Attorney General. For example, Energy Michigan argued that the periodic true-ups should not occur more than once annually (at least until 12 months prior to the bonds' last expected maturity date). Any more frequent occurrence, it contended, would merely serve to confuse customers. As for the Attorney General, she recommended that each true-up be exposed to rigorous examination by all interested parties (likely in the form of a contested case proceeding) and that all overrecoveries be returned--with interest--to Consumers' ratepayers instead of being rolled over to the next period. Finally, Energy Michigan and the Attorney General argued that the utility must be precluded from implementing revised securitization and tax charges without first receiving Commission approval of those new charges.

         The record clearly shows that not only are periodic securitization and tax charge true-ups necessary, but (to provide the certainty needed to obtain a AAA bond rating) they need to be undertaken in a way that allows for their swift and certain resolution. For this reason, the Commission finds that Consumers' proposal should be approved, but with two relatively minor changes. First, based on recent indications by the utility that annual true-ups would be sufficient until one year prior to the bonds' final maturity date (See, Consumers' initial brief, p. 9), the utility should be limited to undertaking no more than one routine true-up per year until the final year that securitization is in place. Moreover, during that final year, true-ups shall be limited to no more than one per quarter. Second, Consumers should initiate each routine true-up by filing an application that (1) explains the basis for its proposed revision of the securitization and tax charges, (2) shows the computation of its revised charges, and (3) seeks Commission approval--on an expedited basis--of those new charges before they can be implemented. All proceedings must be completed and a final Commission order regarding the utility's request for a routine true-up must be issued within 45 days after Consumers files its application.(16)

Miscellaneous Issues

         In addition to those discussed above, six additional issues have been raised by the parties. Three of these issues address evidentiary and procedural questions, while the remainder involve various substantive concerns.

         First, ABATE argues that the ALJ erroneously struck a majority of the rebuttal testimony offered by one of its witnesses, Nicholas Phillips, Jr., on the grounds that it constituted improper rebuttal. ABATE notes that one of the Staff witnesses, Mr. Ballinger, testified that the Staff supports Consumers' proposal to impose its securitization charge on a per kWh basis. According to ABATE, Mr. Phillips' stricken testimony "rebuts both whether a per kWh charge satisfies the requirements of Acts 141 and 142 and whether it is an appropriate policy position for the Staff to take in this case." ABATE's initial brief, p. 12. Claiming that these issues could not have been addressed in its direct testimony because the Staff had not, at that time, taken a position on the utility's proposal, ABATE asserts that the stricken testimony constitutes proper rebuttal and should be considered by the Commission in deciding this case.

         The Commission finds that ABATE's assertion should be rejected. Nowhere in the stricken testimony does Mr. Phillips truly address how it is that the Staff's policy is faulty. Instead, as noted by the ALJ in rejecting that testimony, the actual target of Mr. Phillip's rebuttal is Consumers' position regarding the use of a per kWh securitization charge. Because he had adequate opportunity to address the utility's proposal in the context of his direct testimony (which Mr. Phillips did to a great extent, as shown on 6 Tr. 840-46), his rebuttal testimony on this issue represents nothing more than an attempted second bite of the apple. Thus, the Commission concludes, the ALJ's decision to strike that rebuttal testimony was fully justified.

         Second, ABATE claims that the ALJ erred in excluding testimony offered by Mr. Phillips and Dr. Richard D. Tabors regarding the market value of Consumers' generating plants and other issues relating to the computation of net stranded costs. Although agreeing that stranded cost issues are generally covered by Act 141, ABATE claims that the fact that Acts 141 and 142 were "tie-barred" by the Legislature supports their consideration in the context of the present Act 142 application case. ABATE goes on to assert that regardless of the treatment given to that proposed testimony, the nexus between the two acts justifies addressing--in this financing order--the effect of stranded benefits and excess earnings on the computation of Consumers' stranded costs.

         Again, the Commission disagrees with ABATE and finds that the ALJ's various rulings on this issue should be upheld. None of the stricken testimony concerns matters to be addressed pursuant to Act 142, such as the book value of the regulatory assets that Consumers seeks to securitize, the statutory tests to be satisfied before securitization can be authorized, the mechanics to be used in implementing Consumers' securitization proposal, or the appropriate use of either the proceeds produced by the sale of securitization bonds or the cost savings arising from replacing current debt and equity with those lower-cost bonds. Moreover, the issue that the stricken testimony does address, namely Consumers' net stranded cost recovery, lies exclusively within the realm of proceedings to be conducted under Sections 10a(1), 10a(9), and 10a(10) of Act 141. Thus, ABATE's claims concerning net stranded costs (and the effect of excess earnings on their computation) should be addressed in one of those proceedings,(17) rather than in this Act 142 case.

         Third, as noted earlier, the Staff filed a motion on October 3, 2000 seeking to strike portions of the Chamber of Commerce's reply brief. According to the Staff, the comments that it seeks to strike constitute an improper attempt by the Chamber of Commerce to circumvent the hearing process and present substantive evidence on brief.

         The Commission agrees with the Staff's characterization of those comments as factual assertions, rather than argument. As a result, the Chamber of Commerce should have presented them through the testimony of someone with first-hand knowledge and made that person or persons available for cross-examination by the other parties. Because this did not occur, the comments constitute extra-record evidence and should be stricken. The Commission therefore grants the motion to strike portions of pages 1 and 2 of the Chamber of Commerce's reply brief as indicated on Attachment 1 to the Staff's motion.

         Fourth, Energy Michigan notes that through December 31, 2001, open bids will be used to allocate capacity among customers seeking to participate in Consumers' existing ROA program. It further notes that the first four rounds of bidding have been completed (the fifth will occur on November 20, 2000) and that each winning bidder has been required to provide a bid deposit to be retained by the utility. Energy Michigan argues that the Commission should cancel the bid requirements for the winning residential ROA bidders in the first four rounds and offer to refund those deposits. According to Energy Michigan, this action is necessary because those that successfully bid for residential capacity in rounds 1 through 4 could not have anticipated that bundled rates for that service would be reduced by 5%, pursuant to Section 10d(1) of Act 141, and that therefore "competition in the residential class would be made less economic." Energy Michigan's initial brief, p. 12.

         The Commission disagrees and finds that this request should not be adopted. As noted by Consumers, the terms applicable to the winning residential ROA bids were established at a time when the parties "were on notice that the terms were under consideration." Consumers' reply brief, p.
41. It can further be assumed that the bids submitted in those first four rounds contain rates and terms that the successful bidders found acceptable; otherwise, their bids would not have been voluntarily submitted. Because requiring Consumers to refund the bid deposits under these circumstances would be inequitable, the Commission concludes that this proposal must be rejected.

         Fifth, MEC sponsored testimony on a set of "guiding principles" that it felt should be used when setting spending priorities for the money accumulated in the LI/EE fund. It thus requested that the Commission take time in this order to establish the appropriate standards and guidelines to be followed during the future operation of the fund.

         As noted in this order's earlier discussion regarding the use of securitization cost savings, no funding is currently available to establish and operate the LI/EE fund. The Commission thus finds that, at the current time, it would be premature to establish the directional guidelines and standards for the use of this fund.

         Sixth, based on testimony offered by Mr. Peloquin, the Attorney General raises two final concerns regarding the transfer of securitization charge revenues from Consumers (acting as the servicer) to the trustee. Mr. Peloquin reported that the utility proposes to make that transfer "to the trustee at some unspecified time interval" following Consumers' receipt of those payments from the customers. 5 Tr. 740. Based on that testimony, the Attorney General asserted that the utility's proposal was unreasonably vague and should be replaced by the requirement that securitization revenues "be forwarded to the trustee no later than 45 calendar days after the billing date of the customer's bill." Attorney General's initial brief,
p. 26. According to her, this would remove some uncertainty and thus increase the likelihood that the securitization bonds would receive a AAA rating. Mr. Peloquin went on to indicate that although Consumers witness DaPra proposed sending securitization funds to the trustee "net of uncollectibles," approving that proposal would provide the utility with "a double recovery of bad debt expense from the ratepayer." 5 Tr. 741. The Attorney General therefore asserted that the Commission should reject that portion of the utility's proposal and specifically bar Consumers from retaining any portion of the securitization revenues as an offset to bad debt expense.

         The Commission finds that both of those assertions are incorrect and that the changes requested by the Attorney General should be rejected. As Consumers witness Hoffman stated with regard to the transfer of funds from Consumers to the trustee:

         [T]he rating agencies ultimately control the timetable by which the servicer will be required to remit collections to the trustee. This is not a decision left to the discretion of the servicer, whether that servicer is Consumers or a replacement servicer. In fact, the servicer of the securitization bonds will remit securitization charge collections to the trustee based upon a rating agency timetable for remittance consistent with achieving the highest possible credit ratings for the transaction. . . .
         Since Consumers' customers are required to pay within 18-22 days of the billing date and the vast majority of customers pay on time, that average remittance period should be expected to be much shorter than Mr. Peloquin's proposed 45-day period . . . and will, therefore, be better for securitization bondholders and more acceptable to rating agencies.

         3 Tr. 204-205. This testimony indicates that a somewhat vague timetable like that set forth in the utility's proposal will make the proposed structure more attractive to the bond market than would an arbitrary, albeit more specific, timetable. Thus, the Attorney General's request to implement a 45-day payment requirement is denied.

         Similarly, the Attorney General's opposition to Consumers' proposal to forward all securitization revenues to the trustee "net of uncollectibles" is based on an incorrect interpretation of Mr. DaPra's statement regarding those revenues. As pointed out by Mr. DaPra:

         [The Attorney General's witness] gives a different meaning to the phrase "net of uncollectibles," as used in my testimony, than was intended. Consumers will remit 100% of all securitization revenue collected to the trustee (there will be no subtraction from the amounts collected for uncollectibles). By definition, therefore, the amount collected is "net of uncollectibles."

         2 Tr. 88. The fact that this dispute arose from a simple misunderstanding of the phrase "net of uncollectibles" was confirmed by Mr. Hoffman. See, 3 Tr. 206-207. The Commission therefore finds that the Attorney General's second request should also be rejected and that the utility's proposal should be approved instead.

The Commission FINDS that:

         a.       Jurisdiction is pursuant to 1909 PA 106, as amended, MCL
                  460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as
                  amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

         b. Consumers is an electric utility as defined by Section 10h(c) of Act 142 and it had 1,000,000 or more retail customers in this state as of May 1, 2000.

         c. As agreed to by the parties, Consumers' complete, revised application was filed on July 26, 2000, thus requiring issuance of this financing order by October 24, 2000, pursuant to Section 10i(1) of Act 142.

         d. Consumers' unrecovered investment in Palisades constitutes a regulatory asset and, therefore, the plant's capital costs (net of the plant's depreciation reserve and all related income tax credits) constitute qualified costs, as defined in Section 10h(g) of Act 142.

         e. Consumers' generation-related regulatory assets (net of certain regulatory liabilities), for which recovery was sought in the application, constitute qualified costs that may be recovered through a securitization charge, together with a related tax charge, assessed against all of Consumers' bundled sales and ROA customers through Commission-approved rate schedules.

         f. Consumers should be allowed to establish one or more SPEs, capitalize and direct the administration of each such SPE, and sell (directly or indirectly) to each SPE some or all of the securitization property discussed in this order. Each SPE will be an assignee as defined in
                  Section 10h(a) of Act 142 once an interest in securitization property is transferred to the SPE.

         g. Consumers' and any SPE's up-front other qualified costs identified in this financing order, including Consumers' costs of retiring existing debt and equity securities and the Commission's costs of financial and legal services to assist in the issuance of this financing order, are all qualified costs pursuant to Section 10h(g) of Act 142 and are therefore recoverable by Consumers through securitization.

         h. The holders (otherwise known as the purchasers) of the securitization bonds and their respective trustees will each be a financing party as defined in Section 10h(e) of Act 142.

         i. The SPE may issue securitization bonds in accordance with this financing order and may pledge all of its interest in the securitization property and related assets to secure those bonds.

         j. The securitization transaction approved in this financing order satisfies the requirements of Section 10i(2)(a) of Act 142 because the proceeds of the securitization bonds shall be used solely for the purposes of the refinancing or the retirement of debt or equity.

         k. The securitization transaction approved in this financing order satisfies the requirements of Section 10i(2)(b) of Act 142 because it provides tangible and quantifiable benefits to customers of the electric utility.

         l. The SPE's issuance of securitization bonds in compliance with this financing order will satisfy the requirements of Section 10i(2)(c) of Act 142 because the expected structuring and pricing of the securitization bonds will result in the lowest securitization charges consistent with market conditions and the terms of this order.

         m. The amount of qualified costs approved for securitization in this financing order does not exceed the net present value of the revenue requirement over the life of the securitization bonds associated with the qualified costs sought to be securitized, as required by Section10i(2)(d) of Act 142.

         n. The securitization transaction approved in this financing order satisfies the requirements of Section 10i(1) of Act 142 because the net present value of the revenues to be collected under this order will be less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing methods.

         o. This financing order adequately details the amount of qualified costs to be recovered ($468,592,000 after taxes) and the period over which Consumers will be permitted to recover non-bypassable securitization charges (not more than 15 years), as required by Section 10i(3) of Act 142.

         p. The tax charge does not constitute securitization property within the meaning of Section 10j of Act 142.

         q. As provided in Section 10i(4) of Act 142, the securitization charges authorized by this financing order are irrevocable and not subject to reduction, impairment, or adjustment by further action of the Commission, except by use of the true-up procedures approved in this order.

         r. The methodology set forth in Rule B-18 and approved in this financing order to implement the initial securitization and tax charges, and the methodology set forth in Rule B-18 and approved (with modifications) in this order to implement adjustments to the securitization and tax charges through use of an expedited true-up mechanism, each satisfy the requirements of Section 10k(3) of Act 142.

         s. Consumers should be allowed to establish securitization property, including a non-bypassable securitization charge, from which the utility's securitization bonds are to be paid.

         t. Consistent with Section 10j(1) of Act 142, the securitization property established by Consumers should be deemed to include without limitation (1) the right to collect, impose, and receive securitization charges in an amount necessary to allow for the full recovery of all qualified costs, (2) the right to obtain periodic adjustments of securitization charges, and (3) all revenue, collections, payments, money, and proceeds arising out of those rights.

         u. Consistent with Section 10j(2) of Act 142, all securitization property arising as a result of this financing order should be deemed to constitute a present property right even though the imposition and collection of securitization charges depends on further acts by Consumersor others.

         v. Consistent with Section 10m(2) of Act 142, any lien and security interest created in the securitization property (through the execution and delivery of a security agreement with a financing party) should be deemed to attach automatically from the time that value is received forthe bonds and, further, should be deemed a continuously perfected lien and security interest in the securitization property.

         w. The priority of any lien and security interest in the securitization property arising from this financing order should not be considered impaired by any later modification of this order or by the commingling of the funds arising from securitization charges with any other funds, consistent with Section 10m(4) of Act 142.

         x. Any SPE created by Consumers pursuant to the authority granted in this financing order should be authorized to enter into hedge arrangements when issuing securitization bonds having a variable rate of interest.

         y. Consistent with Section 10i(2)(a) of Act 142, all securitization bond proceeds arising from the authority granted in this financing order shall be used solely for the purpose of retiring or refinancing debt or equity.

         z. Except as otherwise provided for in this order, the general structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bond proceeds, as proposed by Consumers, are reasonable and should be approved.

         aa. If and when Consumers transfers the securitization property to the SPE, including the right to impose, collect, and receive the securitization charges, the servicer will be authorized to recover the securitization charges only for the benefit of the SPE in accordance with the servicing agreement.

         bb. If and when Consumers transfers the securitization property to the SPE under an agreement that expressly states that the transfer is a sale or other absolute transfer in accordance with the "true sale" provisions of
                  Section 10l(1) of Act 142, that transfer will constitute a "true sale" and not a secured transaction or other financing arrangement, and title (both legal and equitable) to the securitization property will immediately pass to the SPE. As provided by Section 10l(2) of Act 142, this "true sale" shall apply regardless of whether the purchaser has any recourse against the seller, or any other term of the parties' agreement, including the seller's retention of an indirect equity interest in the securitization property by reason of its equity interest in the SPE, the fact that Consumers acts as the collector of securitization charges relating to the securitization property, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

         cc. As provided in Section 10m(5) of Act 142, if the servicer defaults on its obligation to remit revenues arising with respect to the securitization property, on application by or on behalf of the financing parties, the Commission or a court of appropriate jurisdiction shall order the sequestration and payment to those parties of revenues arising with respect to the securitization property.

         dd. Pursuant to Section 10n(2) of Act 142, the State of Michigan pledges, for the benefit and protection of all financing parties and Consumers, that it will not take or permit any action that would impair the value of the securitization property, reduce or alter, except as allowed under Section 10k(3) of Act 142, or impair the securitization charges to be imposed, collected, and remitted to the financing parties, until the principal, interest, and premium, as well as any other charges incurred and contracts to be performed in connection with the securitization bonds, have been paid and performed in full. The SPE, when issuing securitization bonds, is authorized, pursuant to Section 10n(2) of Act 142 and this financing order, to include this pledge in any documentation relating to the securitization bonds.

         ee. The financing order, as well as Consumers' written acceptance of all conditions and limitations imposed by the order, will remain in effect and unabated notwithstanding the bankruptcy or insolvency of Consumers, its successors, or its assignees, as required by Section 10k(1) of Act 142.

         ff. Consumers retains sole discretion regarding whether or when to assign, sell, or otherwise transfer the securitization property or other rights and interests created by this financing order, or any interest therein, or to cause the issuance of any securitization bonds authorized by this order.

         gg. Because adequate savings will arise from the securitization authorized in this financing order to cover the 5% rate reduction required under Section 10d(1) of Act 141, the order likewise satisfies the requirements of Section 10d(4) of Act 141.

         hh. Any securitization bonds issued pursuant to the authority granted in this financing order are not a debt or obligation of the state and are not a charge on its full faith and credit or taxing power.

         ii. As required by Section 10m(8) of Act 142, any subsequent changes in this financing order or in the customer's securitization charges do not affect the validity, perfection, or priority of the security interest in the securitization property.

         jj. As required by Section 10j(2) of Act 142, the financing order shall remain in effect and all securitization property shall continue to exist until the securitization bonds authorized for issuance by this order, as well as all expenses related to those bonds, have been paid in full.

         kk. The securitization charges authorized in this order shall be billed, collected, and delivered to the trustee by Consumers, as the initial servicer, or any successor servicer pursuant to a servicing agreement. Any payment of the securitization charge by a customer to the SPE, or to the servicer on behalf of the SPE, will discharge the customer's obligations regarding that charge to the extent of that payment, notwithstanding any objection or direction to the contrary by Consumers.

         ll. As required by Section 10k(2), the imposition and collection of the securitization charges authorized in this financing order are non-bypassable charges.

         mm. Consumers should file a report, within 30 days following the receipt of any proceeds from the sale of its securitization bonds and quarterly thereafter until all bond proceeds have been disbursed, specifying (1) the gross amount of proceeds arising from the sale of those bonds, (2) any amounts expended for payment of initial other qualified costs relating to that sale, (3) the amount of proceeds remaining after payment of those costs, and (4) the precise type and amount of debt or equity, originally held by Consumers or CMS, that was retired through use of those proceeds.

         nn. In the event that a decline in interest rates or other change in market conditions leads Consumers to refinance any of its securitization bonds, Consumers should file, within 7 days, a report disclosing the details of that refinancing.

         oo. Consumers should continually monitor the bond market and notify the Commission, within 7 days, of (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous, and (2) what steps, if any, Consumers intends to take as a result of that reduction or change.

         pp. All amortization, accounting, and ratemaking approvals, as well as all other authorizations, provided for in this financing order should be tolled pending Consumers' express written acceptance of all conditions and limitations that the order places on the utility.

         qq. This financing order is final and is not subject to rehearing by this Commission, except as provided in
                  Section 10i(7) of Act 142, and is not subject to review or appeal, except as expressly provided in Section 10i(8) of Act 142.

THEREFORE, IT IS ORDERED that:

A. With the modifications provided for in this order, the general structure of the securitization transactions, the expected terms of the securitization bonds, and the use of the securitization bonds' proceeds, as proposed by Consumers Energy Company, is approved, and Consumers Energy Company is authorized to proceed, at its sole discretion, with the sale of securitization bonds as set forth in this order.

B. Consumers Energy Company is authorized to treat its unrecovered investment in the Palisades Nuclear Generating Plant as a regulatory asset.

C. Consumers Energy Company is authorized to proceed with securitization for up to $468,592,000 of its regulatory assets (net of certain regulatory liabilities) and other qualified costs, as detailed in this order.

D. Consumers Energy Company, or any successor servicer, shall impose and collect from customers, in the manner provided by this financing order, securitization charges and tax charges in amounts sufficient to provide for the full and timely recovery of the amount securitized, the ongoing other qualified costs of the Special Purpose Entity, and federal, state, and local taxes related to the securitization charge.

E. Consumers Energy Company shall include, as part of its electric tariffs and before any securitization bonds are issued, new language like that found in its proposed Rule B-18, as modified by this order. Consumers Energy Company shall also file, no less than seven days prior to the initial imposition and billing of its securitization and tax charges, revised tariff sheets reflecting all other changes required by this order, including those necessary to implement reductions in base rates, the transition charge, and non-residential customers' distribution charge.

F. Consumers Energy Company, and any successor servicer, is authorized to bill to its customers, following the sale of securitization bonds, an initial securitization charge of not more than $0.00205 per kilowatt-hour and an initial tax charge of not more than $0.00025 per kilowatt-hour. The procedure described in the testimony and exhibits of Francis A. Ernst, Jr., shall be used to determine the precise securitization charge and tax charge to be billed initially by Consumers Energy Company. Following that determination, the initial securitization charge and the initial tax charge shall be placed on customers' bills beginning with the first billing cycle after the sale of the securitization bonds and shall be subject to subsequent true-ups in the manner directed in this order. Corresponding reductions shall be made to customers' distribution or transition charges contemporaneously with the billing of all securitization and tax charges.

G. The securitization and tax charges related to Consumers Energy Company's securitization bonds shall be billed to each customer for recovery over a period of not greater than 15 years after the beginning of the first complete billing cycle during which the securitization and tax charges were initially placed on any customer's bill. However, Consumers Energy Company may continue to collect any billed but uncollected securitization charges or tax charges after the close of this 15-year period. Amounts of the securitization and tax charges remaining unpaid after the close of this 15-year period may be recovered through use of collection activities, including the use of the judicial process.

H. Routine true-ups of the securitization charges and the tax charges shall be conducted periodically, in accordance with the 45-day schedule and the methodology approved in this order.

I. Consumers Energy Company is authorized to create one or more special purpose entities to which it may transfer securitized property. In turn, each special purpose entity is authorized to issue securitization bonds in the manner specified in this financing order. All securitization bonds shall be binding in accordance with their terms, regardless of whether this order is later vacated, modified, or otherwise held to be invalid, in whole or in part. Each special purpose entity shall be funded with sufficient capital to carry out its intended functions and to obtain the desired ratings for the securitization bonds that it issues.

J. Consumers Energy Company is authorized to initiate and complete the refinancing of its securitization bonds when justified by financial market conditions.

K. All securitization property and other collateral shall be pledged by the special purpose entity to the indenture trustee for the benefit of the holders of the securitization bonds and the other parties specified in the indenture.

L. Consumers Energy Company is authorized to enter into a servicing agreement with each special purpose entity that it creates and to perform the servicing duties contemplated by this financing order in return for an annual servicing fee not to exceed 0.25% of the principal amount of all outstanding securitization bonds. If some other entity is selected to serve in place of Consumers Energy Company, that replacement servicer shall perform the servicing duties in return for an annual fee not to exceed 1.5% of the bonds' outstanding principal amount. The servicer shall remit all collections of the securitization charges to the indenture trustee for the special purpose entity's account, in accordance with the terms of the servicing agreement.

M. Upon the issuance of securitization bonds, the special purpose entity shall pay the proceeds from the sale of the securitization bonds (after payment of the special purpose entity's up-front other qualified costs) to Consumers Energy Company as the purchase price of the securitization property. The proceeds from the sale of the securitization property (after payment or reimbursement of all up-front other qualified costs) shall be applied to retire Consumers Energy Company's existing debt or equity.
N. Consumers Energy Company has the continuing, irrevocable right to cause the issuance of securitization bonds in one or more series (in accordance with the terms of this financing order) for a period of two years following the later of the date upon which this order becomes final and no longer appealable or, if appealed, is no longer subject to further judicial review.

O. Immediately upon its receipt, Consumers Energy Company shall deliver to the Commission a copy of each private letter or other ruling issued by the Internal Revenue Service with respect to the proposed securitization transaction, the securitization bonds, or any other related matter. Similarly, Consumers Energy Company shall provide the Commission with a copy of each registration statement, prospectus, or any other closing documents filed with the Securities and Exchange Commission as part of its securitization transaction immediately following the filing of the original document.

P. This financing order, together with the securitization charges authorized by the order, shall be binding upon Consumers Energy Company and any of its successors or affiliates that provide distribution service directly to customers in Consumers Energy Company's service area as of the initial date of issuance of the securitization bonds, as well as any other entity that provides distribution services to customers within that service area. This order is also binding upon any servicer or other entity responsible for billing and collecting securitization charges on behalf of the owners of securitization property, and upon any successor to the Commission.

Q. Subject to compliance with the requirements of this financing order, Consumers Energy Company and each special purpose entity that it creates shall be afforded flexibility in establishing the terms and conditions of the securitization bonds, including the final structure of the special purpose entity as either a business trust or limited liability company, repayment schedules, term, payment dates, collateral, credit enhancement, interest rates swaps, other hedging arrangements, required debt service, reserves, interest rates, indices, other reasonable and necessary financing costs, and the ability of Consumers Energy Company, at its option, to issue one or more series of securitization bonds. Notwithstanding the fact that Consumers Energy Company and each of its special purpose entities are authorized to use interest rate swaps and other hedging arrangements to obtain the best rates possible for the securitization bonds, the resulting securitization charge shall be converted to, and billed as, a fixed charge subject to true-up in the manner approved by this order.

R. All regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the qualified costs identified in this financing order, and all related transactions, are granted.

S. Consistent with the terms of this financing order, Consumers Energy Company shall first use the cost savings arising from securitization to cover the 5% residential rate reduction initiated pursuant to the Commission's June 5, 2000 order in Case No. U-12464. The remaining cost savings shall then be applied, in equal proportion, to reduce by up to 5% the distribution charge of each non-residential customer on Consumers Energy Company's electric system and the transition charge imposed (or to be imposed) on its retail open access customers. If the overall cost savings exceed the amount needed to achieve a 5% rate reduction for all customers, the excess savings shall be designated for use in funding the low-income and energy efficiency fund. Unlike the mandatory 5% residential rate reduction, which had immediate effect, implementation of the rate reductions arising from the remaining securitization savings shall be held in abeyance pending Consumers Energy Company's initial receipt of securitization bond proceeds.

T. Consumers Energy Company shall file a report, within 30 days following the receipt of all or any portion of the proceeds from the sale of its securitization bonds and quarterly thereafter until all bond proceeds have been disbursed, specifying (1) the gross amount of proceeds arising from the sale of those bonds, (2) any amounts expended for payment of initial other qualified costs relating to that sale, (3) the amount of proceeds remaining after payment of those costs, and (4) the precise type and amount of debt or equity, originally held by Consumers Energy Company or its parent company, CMS Energy Company, retired through use of those proceeds. The initial report filed following each receipt of securitization bond proceeds shall include a copy of the closing documents (generally referred to as the "closing transcript") arising from the sale of those bonds.

U. In the event that a decline in interest rates or other change in market conditions leads Consumers Energy Company to refinance any of its securitization bonds, Consumers Energy Company shall file, within 7 days, a report disclosing the details of that refinancing.

V. Consumers Energy Company shall continually monitor the bond market and notify the Commission, within 7 days, of (1) any reduction in applicable bond rates or other change in market conditions that might make refinancing its securitization bonds economically advantageous, and (2) what steps, if any, Consumers Energy Company intends to take as a result of that reduction or change.

W. All amortization, accounting, and ratemaking approvals, as well as all other authorizations, provided for in this financing order shall be tolled pending Consumers Energy Company's express written acceptance of all conditions and limitations that the order places on the utility.

X. Following Consumers Energy Company's express written acceptance of all conditions and limitations established by this financing order, the order--and each of its terms--shall be irrevocable. Consumers Energy Company's acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other change in the utility's legal or economic structure.

         The Commission reserves jurisdiction and may issue further orders as necessary.

         Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.


                                    MICHIGAN PUBLIC SERVICE COMMISSION


                                    /s/ John G. Strand
                                    Chairman

( S E A L )

/s/ David A. Svanda
Commissioner

/s/ Robert B. Nelson
Commissioner, concurring in part, and dissenting in part.

By its action of October 24, 2000.

/s/ Dorothy Wideman
Its Executive Secretary

         Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

                                    MICHIGAN PUBLIC SERVICE COMMISSION

                                    Chairman

                                    Commissioner

                                    Commissioner, concurring in part, and
dissenting in part.

By its action of October 24, 2000.

Its Executive Secretary

In the matter of the application of)

CONSUMERS ENERGY COMPANY for a financing order approving the securitization
of)Case No. U-12505 certain regulatory assets and other qualified costs.

Suggested Minute:

"Adopt and issue order dated October 24, 2000 authorizing Consumers Energy Company to securitize up to $468,592,000 of its after-tax qualified costs, to create one or more special purpose entities for use in issuing its securitization bonds, to implement and collect securitization and tax charges, to apply appropriate accounting and amortization methodologies, and to use the cost savings arising from securitization to reduce the rates charged to its bundled sales and retail open access customers, among others, as set forth in the order."





                             STATE OF MICHIGAN

               BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                 * * * * *

In the matter of the application of CONSUMERS ENERGY COMPANY for a financing order approving the securitization of)Case No. U-12505 certain regulatory assets and other qualified costs.

                  OPINION OF COMMISSIONER ROBERT B. NELSON

                 CONCURRING IN PART AND DISSENTING IN PART

   (Submitted on October 24, 2000 concerning order issued on same date.)

         I join my colleagues today on virtually all aspects of today's order in this proceeding, including (1) the rejection of Consumers Energy Company's (Consumers) request to retroactively securitize a portion of the residential rate reduction ordered by the Legislature (2) the implementation of a base rate reduction for retail customers to offset securitization and tax charges, and (3) equalization of the 5% rate reduction for retail access customers. However, I do not need to reach these conclusions because I cannot agree with the majority when they find
(1) that the Palisades nuclear plant constitutes a regulatory asset, (2) that the net present value of revenues to be collected under this order is less than revenues that would be collected using conventional financing methods, and (3) that there are tangible and quantifiable benefits to securitization for Consumers' customers. Accordingly, I would find that Consumers has not met the requirements of the new law, and a financing order approving the issuance of securitization bonds should not be issued.

         Section 10i(1) of 2000 PA 142 (Act 142) requires the Commission to issue a financing order to allow a utility to recover "qualified costs" if the Commission finds that the net present value of the revenues to be collected under the financing order is less than the amount that would be recovered over the remaining life of the qualified costs using conventional financing and if the order is consistent with other standards enunciated in Act 142. The first inquiry of the Commission with regard to any request for a financing order is whether the request involves "qualified costs." "Qualified costs", under Section 10h(g) of Act 142, are defined as an electric utility's "regulatory assets" as determined by the Commission and any costs that the Commission "determines that the electric utility would be unlikely to collect in a competitive market . . ." Neither Act 142, nor its companion, 2000 PA 141 (Act 141), defines regulatory asset. However, since Act 142 refers to regulatory assets "as determined" by the Commission, prior Commission orders are relevant. In particular, the Commission's orders in Case No. U-11290, cited by some of the parties in this proceeding, should be examined.


        COMMISSION RESTRUCTURING ORDERS REGARDING REGULATORY ASSETS

         Case No. U-11290 was the primary docket for the Commission's electric restructuring program and hence clearly falls within the purview of Section 10a(5) of Act 141, which affirms that all Commission orders issued before the effective date of Act 141 that allowed customers to choose an alternative electric supplier and authorized recovery of net stranded costs are enforceable. The Commission took great pains to indicate, in its January 14, 1998 order, that:

         The Commission wishes to emphasize that these stranded cost calculations are heavily dependent upon the assumptions used. For example, if only half of the customers choose open access, then Consumers' stranded costs will be reduced to approximately $880 million and Detroit Edison's stranded costs to approximately $1,242 million. If the market price of power were to change by more than 0.5(cent)/kWh from the assumed level of 2.9(cent)/kWh, then the estimated stranded costs would change by more than $750 million. These facts suggest that caution should be exercised in the use of the stranded cost estimates.

         Case No. U-11290, Order dated January 14, 1998, p. 15.

         In a subsequent order dated February 11, 1998, the Commission again noted, in response to a request for clarification by Consumers:

         As the Commission indicated in the January 14 order, the stranded cost information contained therein provides initial estimates that are heavily dependent upon uncertain assumptions. The Commission noted that even modest changes in these assumptions could easily change the stranded cost estimates by $750 million to $1 billion or more. In light of this uncertainty, it would be fruitless to attempt to "fine-tune" the estimate in the manner that Consumers proposes. Such minor details are more appropriate for consideration in the true-up proceeding."

         Case No. U-11290, Order dated February 11, 1998, p. 7.

         The January 14 and February 11 orders, in estimating the amount of stranded costs that might be included in a transition charge to be applied to retail access customers in 2002, based on early 1998 assumptions, included five so-called "buckets" or categories of stranded costs. These buckets remained distinct and separate throughout the numerous restructuring orders issued by the Commission, before and after 1998. One such bucket was labeled "Nuclear Plant" and another bucket was labeled Regulatory Assets." The January 14 order estimated that Consumers' "Nuclear Plant" bucket included $231 million in stranded costs and its "Regulatory Assets" bucket included $68 million in stranded costs.

         Regulatory assets had been defined previously in Case No. U-11290, in an order issued on June 5, 1997:

         First, regulatory assets consist of unrecovered costs of demand side management programs, plant abandonment costs, unfunded pension and health benefit liabilities, deferred tax liabilities, and other similar costs. These costs have been approved by the Commission and collection of these costs [has] been deferred to future time frames.

         Case No. U-11290, Order issued June 5, 1997, p. 7.

         With regard to the "Nuclear Plant" bucket, the Commission stated:

         Second, [stranded] costs include the capital costs of certain existing power supply facilities. Included in this category are the capital costs (net book) of nuclear facilities.. . . Given the need to ensure adequate financial resources for nuclear plants, the entire net capital cost of the facilities should be included as stranded costs because it is unlikely that the market value of the energy produced will be able to offset the operating and maintenance costs for some time to come, let alone make a contribution towards capital recovery. As a general rule, it is not necessary to recognize capital costs of hydroelectric, coal, oil, or gas power production facilities that are owned by the utility because they should be at market value by the end of the transition period, provided that the combination of the performance based regulation and the utility's stranded cost mitigation efforts produces the necessary capital recovery.

         Case No. U-11290, Order dated June 5, 1997 p. 7.

         In each of the orders in Case No. U-11290, from June 5, 1997 on, the Commission maintained the distinction between Nuclear Plant and Regulatory Assets. In fact, even one of Consumers' own exhibits in this case preserves this distinction. (Exhibit CE-7). The exhibit indicates that the "Revenue Requirements" for the Palisades Net capital costs are $405,455,000. This is the amount that Consumers seeks to securitize in this case, based on what it projects the balance in the Palisades account will be on December 31, 2000. Not only does classifying the net book capital costs of Palisades contravene all previous Commission restructuring orders, but the amount sought to be securitized vastly exceeds the amount of net stranded costs the Commission estimated to be attributable to Palisades in 1998. Accordingly, prior Commission restructuring orders provide no support for classifying Palisades as a regulatory asset.

         Consumers has argued that the January 14, 1998 order, by its terms, created the underlying regulatory asset for Palisades. This ignores the fact that regulatory assets, however they are created, require changes in accounting that must be approved by the Commission. As the Attorney General points out, Consumers has never requested the accounting changes necessarily associated with obtaining a regulatory asset. In fact, despite Consumers' assertion that it is merely a matter of fulfilling the proper "bureaucratic process" to obtain regulatory asset designation, the application in this case did not even seek such treatment. It merely assumes that the net book capital costs of Palisades should be deemed a regulatory asset. Although the majority points to Consumers' request for regulatory asset treatment for Palisades in its reply brief, this did not provide any notice to parties that may dispute the appropriateness of such treatment. Consumers has made no claim that it is no longer required to comply with the Uniform System of Accounts as applied by the Commission or the FERC. As will be seen in examining other precedent, the Commission has consistently required approval of the necessary accounting changes before "determining" regulatory assets. The reasons for requiring these approvals were not, in my view, entirely bureaucratic.

           OTHER COMMISSION PRECEDENT REGARDING REGULATORY ASSETS

         Detroit Edison sought accounting authority in Case No. U-11726 in association with its intention to classify the net book capital costs of its Fermi II nuclear plant as a regulatory asset and accelerate the amortization of the plant. The Commission conducted a contested case to determine whether Detroit Edison could make these accounting changes and concluded, after a thorough review, that it could. As the Attorney General points out, as a result of the record established in that case, the Commission ordered Detroit Edison to comply with six enumerated conditions in connection with the approved accounting authority. Moreover, the record contained a review of the projected market value of Fermi II in 2008, the end of the transition period.

         As ABATE points out, there is no record in this proceeding that would allow us to evaluate the projected market value of Palisades in 2008 or to impose on Consumers the conditions that were imposed on Detroit Edison. Indeed, one of the conditions imposed on Detroit Edison was an earnings sharing mechanism, something that the Commission would have difficulty implementing today in the context of frozen rates. Two of the other conditions deal with ratepayer protection in the event of a sale or abandonment of the plant. Although the Commission is today attempting to impose conditions on Consumers in the event of a sale or abandonment of Palisades, the record in this proceeding did not address such contingencies, as the record in Case No. U-11726 did, and such conditions may not be supported on appeal. The majority's conclusion that the Commission's order in Case No. U-11726 established a precedent for all net book nuclear plant costs ignores the considered review conducted with regard to Detroit Edison's application. Moreover, the similarities cited by the majority between the Fermi II plant and Palisades are not as compelling as they suggest. The remaining lives of the plants are considerably different and Palisades may have a significant market value. If Palisades is sold before the end of the rate freeze, there will be no way to immediately pass any benefits on to ratepayers. At the end of the rate freeze, the Commission's ability to do so may be compromised by whatever regulatory structure emerges.(18)

         In Case No. U-10083, the Commission conducted a contested case hearing (required by the Uniform System of Accounts) to determine whether regulated electric and gas utilities would be granted general authorization to use specified accounts for temporary book/tax-timing differences and to use deferred tax accounting pursuant to SFAS 109. In granting the requested authorizations, the Commission indicated that affected utilities were
"assured of continued recovery of regulatory assets.. . . " Order dated
February 8, 1993, in Case No. U-10083. Consumers has correctly listed the balance in its SFAS 109 account as a regulatory asset.

         In Case Nos. U-10040 and U-10040-A, the Commission required Michigan utilities to begin accounting for post-retirement benefits (other than pensions) and to employ SFAS 106. In this order, the Commission found that a utility should be allowed to recover "its reasonable and prudent
SFAS 106 costs through rates.. . . " Pursuant to this authority, Consumers has correctly listed the balance in its OPEB account (as it relates to generation) in this proceeding as a regulatory asset, which was defined in the proceeding as one for which "the regulator has given reasonable assurance that the incurred cost will be recovered in future rates." (19) Order dated December 8, 1992 in Cases Nos. U-10040 and U-10040-A, p.7.


         In each of the cases cited above, the Commission had the benefit of a full record to conclude that regulatory assets should be established. We have no such record with regard to Palisades and these cases are not appropriate precedent.

                   OTHER REQUIREMENTS FOR SECURITIZATION

         Even if it is not a regulatory asset, Palisades could still be a "qualified cost" and eligible for securitization if Consumers had made an effort to establish that the net book capital costs of the plant were costs that it would unlikely "collect in a competitive market." Consumers chose not to make the effort. The lack of effort may be due to the fact that Palisades' current market value is such that it would be competitive in today's volatile market. Without any record on this issue, the test of
Section 10h(g) cannot be satisfied.(20) Consumers seems to be arguing that it is the Attorney General's responsibility to prove why the Palisades net book nuclear plant cost is not a qualified cost. In fact, it is Consumers' responsibility to prove that it is. This the company has failed to do.

         Having concluded that Consumers has not demonstrated that Palisades is a regulatory asset and hence not a qualified cost under PA 142, I would deduct the $405 million from Consumers' list of qualified costs (Exhibit CE-7) and find that only $322 million of the $727 million sought to be securitized should be considered qualified costs. After taking into account income tax effects, only $209 million will be securitized. However, $209 million is not a sufficient amount to finance the residential rate reduction ($49,783,000 annually). Under the terms of Section 10d(4) of PA 141, a rate reduction funded pursuant to that subsection shall not be less than the 5% rate reduction under subsection (1). Since the removal of Palisades net book capital costs from Consumers' qualified costs does not allow for the financing of a 5% residential rate reduction, none of the reduction can be financed through securitization and securitization is not permitted.

         I read the last clause in Section 10d(4), which provides that the Commission cannot preclude the issuance of an amount of securitization bonds sufficient to fund the 5% rate reduction to mean that if the Commission concludes that securitization should be permitted, it must securitize at least that amount. Section 10d of Act 141 is only operative, by its terms, if "the commission authorizes an electric utility to use securitization financing under section 10i." It is also questionable that the benefits of securitization will be forthcoming if only $209 million in securitization bonds were to be issued. If Consumers is correct that the last clause in subsection 10d(4) requires us to authorize securitization, regardless of the amount of qualified costs involved, absurd results would follow. A utility could seek to securitize only a 20 year old transformer with a market value of less than .1% of the amount needed to fund the rate reduction and, on that basis, require ratepayers to be obligated to pay a securitization charge for 14 years. The courts have consistently held that legislation should be construed to avoid absurd interpretations. See Salas v Clements, 399 Mich 103, 109 (1976). If Consumers subsequently demonstrates that it has sufficient qualified costs to finance, prospectively, the 5% residential rate reduction, this Commission will be precluded from allowing it to securitize an amount less than that.(21)


         There are those who would argue that the Legislature clearly intended to allow Consumers to avail itself of securitization. The Legislature could have indicated that all net stranded costs would be subject to securitization, as the Texas legislature did. They did not. The Legislature could have said that all nuclear capital costs would be subject to securitization. They did not. The Legislature could have provided that all of the five buckets that the Commission established in Case No. U-11290 would be subject to securitization. They did not. The Legislature clearly delineated the terms by which securitization is available. Consumers did not meet them. We are not allowed to rewrite legislation and must accept the clear and unambiguous meaning of the words in the statute. See In re MCI Telecommunications Complaint, 460 Mich 396, 414 (1999).

NET PRESENT VALUE OF REVENUES WITH AND WITHOUT SECURITIZATION

Consumers has predicated its compliance with Section 10i(1) of Act 142 on a comparison of the "revenue requirements" that would be collected under this financing order with the revenue requirements that would be recovered under conventional financing methods. As the Attorney General points out, such a comparison does not square with the statutory language, which requires an examination of the "revenues to be collected" under a financing order with the revenues that would be recovered using conventional methods. The Attorney General has correctly noted that, for at least three years (five years for residential customers), the revenues collected under the financing order will be exactly the same as the revenues collected under conventional methods because of the rate freeze imposed by Section 10(d) of Act 141. The Attorney General's witness King concluded that, after the rate freeze, the revenues collected under the financing order would exceed the revenues that would be collected under conventional financing by more than $96 million (Exhibit I-46). Accordingly, Consumers would not satisfy the requirements of Section 10i(1) and securitization would not be permitted. The only responses given by Consumers to this analysis are (1) that the rate reduction is contingent on securitization, which, as the majority properly finds, is not a valid interpretation of the statute and (2) that "revenue requirements" should be used to determine compliance with the Act. In its reply brief, Consumers argues, in this connection, that no one "could ever predict" what the "revenues to be collected" under the statute would be and the Attorney General's reliance on "cash flows" as opposed to "revenue requirements" is misplaced. I disagree.

The new statute, by requiring an examination of revenues "to be collected" inherently calls for a "prediction" of future revenues. I believe the Attorney General's analysis, which utilizes "cash flows," is more consistent with the intent of the Legislature than an analysis based on revenue requirements. By ignoring the effects of the rate freeze mandated by the Legislature and examining "revenue requirements", Consumers and the majority have attempted to contrive a new test for securitization. The statutory test has not been met.

                           BENEFITS TO RATEPAYERS

Perhaps the most critical test in Act 142 is found in Section 10i(2)(b), which requires that in any financing order, the Commission must ensure that there will be "tangible and quantifiable benefits" to customers from securitization. Given the previous discussion and in view of the evidence presented in this proceeding, I do not believe the Commission can ensure such benefits.

For residential ratepayers who choose to continue to buy generation service from Consumers, the lack of such benefits is painfully evident. For five years, the rates for these customers will be frozen and whether the assets listed in Consumers' application are securitized or not, they will be unaffected. This is because the securitization charge will be offset by a base rate reduction to ensure that rates remain frozen. If conventional financing is used, years six and seven would be the only possible years that these customers could, pursuant to the terms of Commission orders in Case No. U-11290, be required to pay in excess of the frozen rate levels toward the recovery of stranded assets. The Attorney General has estimated that residential customers would pay approximately an additional $74 million toward such recovery in 2006 and 2007 (Exhibit I-49). In contrast, under Consumers' securitization proposal, these same residential ratepayers would pay securitization charges for a 14 year period that on a net present value basis amounts to considerably more than they would pay under Case No. U-11290 (Exhibit I-46).(22)

Although not as striking, small commercial customers would also pay well in excess for recovery of securitized assets than they would for recovery of the same assets under conventional financing. As ABATE notes, there is no assurance that any of the benefits from securitization will inure to ratepayers because after the rate freeze, CMS Energy may have disposed of any such benefits for its own purposes. Based on the fact that the majority of Consumers' customers would not benefit from securitization (and would in fact be harmed considerably), I am unable to conclude that Consumers has met the statutory test necessary for approval of its application. This does not mean that Consumers may not have stranded costs and indeed that the assets it seeks to securitize in this application may provide the basis for the recovery of stranded costs. However, those costs should be recovered in the manner prescribed by the Commission in Case No. U-11290 and be subject to a true-up proceeding every year. The new statutes make it clear that in looking at stranded costs, this Commission must focus on "net" stranded costs, only those stranded costs that remain after stranded benefits are subtracted from stranded assets. (See Sections 10a(1, 5, 9, and 10) of Act
141). The Commission today has commenced a generic proceeding to deal with the statutory mandate to develop a method for determining net stranded costs. I fully support the commencement of that proceeding and believe it will provide us with the basis to determine whether Consumers has sufficient net stranded costs to warrant recovery from ratepayers through securitization or other means. Although Act 142 does allow for securitization of certain qualified costs prior to a determination of a given utility's net stranded costs, the flaws in Consumers' application are such that its approval at this time, with the associated commitment by customers to pay well over $1 billion for 14 years, would be ill-advised and unlawful.



                     MICHIGAN PUBLIC SERVICE COMMISSION

Robert B. Nelson, Commissioner

1. As noted in Section 10h(c) of Act 142, the only entities eligible for securitization are those falling within the definition of "electric utility" in Section 2(d) of the Electric Transmission Line Certification Act, 1995 PA 30, MCL 460.562(d); MSA 22.150(2)(d). Both Consumers and Detroit Edison satisfy that definition.

2. Securitization is the process by which a utility--following the issuance of a financing order by the Commission--replaces relatively high-cost debt and equity with lower-cost debt in the form of securitization bonds.

3. Although Windpower, L.L.C., filed a late petition to intervene on July 24, 2000, no hearing was requested or scheduled, and Windpower took no further action with regard to its petition.

4. Pursuant to Section 10l(2) of Act 142, this designation as a "true sale" applies regardless of whether the purchaser has any recourse against the seller, or any other term of the parties' sales agreement, including the seller's retention of an equity interest in the securitization property, the fact that Consumers may act as the collector of securitization charges, or the treatment of the transfer as a financing for tax, financial reporting, or other purposes.

5. As stated in Section 10n(1) of Act 142, these bonds are not a debt or obligation of the state, and do not constitute a charge on its full faith and credit or taxing power.

6. As stated in Section 10j(2) of Act 142, securitization property shall constitute a present property right even though the imposition and collection of securitization charges depends on further acts of the electric utility or others that have not yet occurred. Moreover, pursuant to Sections 10m(2) and 10m(4) of that act, the lien and security interest created by this financing order and held by the SPE shall attach automatically once value is received for the bonds, shall constitute a continuously perfected lien and security interest, and shall not be impaired by any later modification of the order or by the commingling of funds arising from securitization charges with other funds. Moreover, as stated in Section 10n(2) of the act, the State of Michigan pledges not to take or permit any action that would impair the value of the securitization property or that would reduce or alter--except as allowed in the context of a true-up procedure undertaken pursuant to Section 10k(3) of the act--or otherwise impair the revenue stream produced by any securitization charges approved in this order. Finally, as set forth in Section 10m(8), any changes in either the order or the securitization charges do not affect the validity, perfection, or priority of the security interest.

7. In the context of this order, "transition charge" refers to the fee or fees imposed by a utility to recover stranded costs arising from ROA, other than those that are recovered through securitization. Securitization charges are designed to recover qualified costs, which may include some stranded costs. Although there is significant overlap between "stranded costs" and "qualified costs," the terms are not synonymous. 8. Interestingly, neither the Attorney General nor any other party challenges the legitimacy of the proposed 1.5% fee that would be paid if some entity other than Consumers is the servicer.

9. Unicom notes that Consumers has additional items that the utility could have included within the quantifiable costs for which it currently seeks securitization. Unicom expresses concern that the utility may, at some future date, attempt to recover these other costs "in a manner that would provide Consumers with a competitive advantage" over other energy providers. Unicom's initial brief, p.
         4. Notwithstanding Unicom's apparent belief to the contrary, this issue is not ripe for Commission action.

10. "Tranches" refers to individual classes of bonds having different maturity dates and average lives.

11. Although the Attorney General raises a legitimate concern, and despite the Commission's concurrence that CMS should be encouraged to use the securitization bond proceeds to repurchase publicly-held equity, the issue of whether Consumers' parent might ultimately use securitization of the utility's qualified costs to gain an unfair competitive advantage is better left to another case.

12. See, infra, the Commission's discussion regarding the "Proposed Use of Securitization Costs Savings."

13. The Commission recognizes that the estimates discussed in Mr. Ernst's testimony and set forth on Exhibit CE-7 do not reflect the Palisades investment tax credit adjustment that was proposed by Mr. Ballinger and adopted earlier in this order. However, because that adjustment will have only minimal effect on the estimated figures being discussed in this section and more precise figures will be calculated once securitization has actually occurred, Mr. Ernst's estimated figures are sufficiently accurate to warrant their use in this context.

14. As previously indicated in this order, the tax charge is designed to recover all tax liability arising from Consumers' assessment and collection of its securitization charge. The need for a tax charge was explained by Mr. Ernst, as follows:

         In order for the Company to make each $1 in annual principal payments to the trustee for the bondholders, the Company needs to collect $1.5747 in revenues from customers for the principal component of the annual payment. In other words, the Company has to pay [federal income tax] and [Michigan Single Business Tax] on the revenues it receives to repay principal due to the fact that the principal does not have a tax deduction associated with it. If the Company did not charge the $1.5747, it would not collect enough revenue to pay taxes and to pay the entire amount of its debt obligations.

         3 Tr. 262.

15. Dow joins with these parties and supports the use of per kWh charges, at least as they apply to the provision of stand-by power.

16. As mentioned in Consumers' proposal, a dramatic and unforeseen change in circumstance could result in a request for a non-routine true-up. Because it would necessitate a complex contested case proceeding, resolution of that request would not be subject to the 45-day deadline.

17. In the course of its argument, ABATE asserted that "should the Commission determine not to examine net stranded costs (and stranded benefits) here, it must take action to assure that they are examined promptly." ABATE's initial brief, p. 15. This has been accomplished by the issuance of today's order in Case No. U-12639 initiating a contested case proceeding, pursuant to
         Section 10a(10) of Act 141, to establish procedures for determining net stranded costs.

18.      It is significant, in my view, that regulatory assets, under
         Section 10h(g) must be those assets previously determined by the Commission, whereas the Commission can determine other qualified costs in the context of this case. The majority is therefore attempting to support a regulatory asset determination that should have been established for Palisades in a previous case.

19. The Commission's order relied on SFAS 71, which Consumers apparently now asserts is no longer applicable to its electric utility assets, in light of Case No. U-11290. If Consumers is no longer adhering to SFAS 71, the Commission may not be in a position to approve regulatory assets. If so, the only available way for Consumers to justify classifying Palisades as a "qualified cost" under PA 142 is to prove that the costs of Palisades could not be collected in a competitive market. As noted elsewhere in this opinion, the record is devoid of any attempt to offer such proof. The FERC defines "regulatory asset" as one resulting from the "rate action" of a regulatory agency for which it is probable that the asset would be included in a different period than traditional ratemaking. Case No. U-11290's treatment of stranded costs was not a specific rate action since it dealt with costs that could only be recovered from retail access customers and did not affect, for ratemaking purposes, other customers.

20. The absence of a record on this issue is significant in view of the recent sales of generation units throughout the country, detailed by the Attorney General, and the fact that the Commission's 1998 "estimate" of stranded costs was based on uncertain assumptions.

21. Consumers has relied on Section 10cc of Act 141 in support of its position. This provision, which could void the 5% rate reduction if a court invalidates any part of Act 141, is not triggered by a Commission finding that a utility has failed to meet the requirements of Act 142.

22. The majority asserts that "benefits derived from securitization can be immediately passed on to Consumers' ratepayers." (Order, p. 24.) However, none of the securitization savings beyond the 5% rate reduction required by law are being passed on to captive (bundled) residential ratepayers. (Order, p. 32.) Moreover, some of the benefits of realigning Consumers' debt and equity may be accomplished without securitization.


                             STATE OF MICHIGAN

BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

* * * * *


In the matter of the application of                  )
CONSUMERS ENERGY COMPANY for a                       )
financing order approving the securitization of      )       Case No. U-12505
certain regulatory assets and other qualified costs. )
                                                     )
-----------------------------------------------------

         At the January 4, 2001 meeting of the Michigan Public Service Commission in Lansing, Michigan.

                           PRESENT: Hon. John G. Strand, Chairman
                                    Hon. David A. Svanda, Commissioner
                                    Hon. Robert B. Nelson, Commissioner

                             OPINION AND ORDER

         On October 24, 2000, the Commission issued its order in this case (referred to as the financing order) authorizing Consumers Energy Company (Consumers) to securitize up to $468,592,000 of its after-tax qualified costs, pursuant to certain terms and conditions. Among other things, that order, issued pursuant to the Customer Choice and Electricity Reliability Act, 2000 PA 141 (Act 141) and 2000 PA 142 (Act 142), allowed the utility to (1) create one or more special purpose entities for use in issuing its securitization bonds, (2) apply appropriate accounting and amortization methodologies, (3) implement and collect securitization and tax charges, and (4) use the cost savings from securitization to reduce the rates charged to its bundled sales and retail open access customers. Furthermore, it required Consumers to file its "express written acceptance of all conditions and limitations that the order places on the utility." Financing order, p. 68.

         On November 9, 2000, Consumers submitted a written acceptance in which the utility stated that it "fully accepts the terms and conditions" of the financing order "based upon certain interpretations and understandings" set forth in that acceptance. Specifically, the utility's acceptance letter listed, as paragraphs A through D, four areas where Consumers seeks confirmation that it has correctly interpreted the financing order. Consistent with that letter, Consumers filed a petition seeking rehearing or clarification of those four issues. On November 30, 2000, Attorney General Jennifer M. Granholm (Attorney General), the Association of Businesses Advocating Tariff Equity (ABATE), Energy Michigan, and the Michigan Chamber of Commerce filed responses to Consumers' petition.(1)

         Rule 403 of the Commission's Rules of Practice and Procedure, 1992 AACS, R 460.17403, provides that a petition for rehearing may be based on claims of error, newly discovered evidence, facts or circumstances arising after the hearing, or unintended consequences resulting from compliance with the order. A petition for rehearing is not merely another opportunity for a party to argue a position or to express disagreement with the Commission's decision. Unless a party can show the decision to be incorrect or improper because of errors, newly discovered evidence, or unintended consequences of the decision, the Commission will not grant a rehearing.

--------
    (1) In addition to addressing the requests set forth in Consumers' petition, some of these responses effectively seek rehearing of other issues discussed in the financing order. However, MCL 460.l0i(7); MSA 22.13(l0i)(7), which was adopted as part of Act 142, specifically precludes any party other than "the applicant for securitization"--Consumers, in this case--from requesting rehearing of a financing order. The Commission is therefore prohibited from addressing any issues beyond the four raised in Consumers' petition, and has thus disregarded all discussions set forth in the responses that concern other issues. The Commission is further prohibited from addressing the issue of the constitutionality of Section l0i(7) of Act 142, an issue raised by the Attorney General and ABATE. See, Universal Am-Can Limited v Attorney General, 197 Mich App 34, 37-38; 494 NW2d 787 (1992).

Periodic True-ups

         The financing order issued in this case, as well as that provided for The Detroit Edison Company (Detroit Edison) by the Commission's November 2, 2000 order in Case No. U-12478, established a system for periodically adjusting securitization and tax charges. In each instance, the Commission approved a true-up methodology that differed slightly from the respective utility's initial proposal. The changes adopted in both cases were designed to alleviate various parties' concerns regarding the frequency, scope, and potential complexity of future true-up proceedings.

         In paragraph A of its acceptance letter, Consumers expresses its belief that the Commission intended the true-up mechanisms approved for itself and Detroit Edison to be the same. Nevertheless, Consumers notes, the language used by the Commission differs from one case to the other. The utility therefore contends that, assuming the Commission wanted these two utilities to use identical true-up methodologies, language like that found on pages 37 and 38 of Detroit Edison's order should be substituted for that found on page 49 of the financing order issued in Consumers' case.

         The Commission agrees with this contention. It was, as Consumers correctly assumes, the Commission's intention to establish identical true-up procedures for use by both of these utilities. The Commission therefore finds that it should resolve any and all potential confusion on this issue by adopting the language proposed on pages 1 and 2 of Consumers' acceptance letter, albeit with one small correction. Specifically, the revised language to be included as part of Consumers' financing order should reflect that, as discussed in the financing order, some other entity may ultimately succeed Consumers as the servicer of its securitization bonds. Thus, the language set forth on page 49 of the financing order, lines 5 through 16, as well as in footnote 16, should be revised to read as follows:

         For this reason, the Commission finds that Consumers' proposal for a true-up mechanism should be approved, but with two relatively minor changes. First, the servicer (whether Consumers or a successor servicer) should be limited to undertaking no more than one routine true-up per year until 12 months prior to the last expected maturity date of the securitization bonds. Moreover, during the period from the beginning of those 12 months prior to the last expected maturity date, routine true-ups shall be limited to no more than one per quarter. Second, the servicer of the securitization bonds should initiate each routine true-up pursuant to Section l0k(3) of Act 142 by filing a request for adjustment that (1) explains how its proposed revision of the securitization and tax charges will ensure the expected recovery of amounts sufficient to timely provide all payments of debt service and other required amounts and charges in connection with the securitization bonds, (2) shows the computation of the proposed adjustments to the securitization charge and the tax charge currently in place, and (3) seeks Commission review and approval--on an expedited basis--of the arithmetic computations contained in the proposed adjustments before they can be implemented. All reviews conducted by the Commission of the computations shall be consistent with the requirements of Section l0k(3) of Act 142 for a true-up mechanism. This review must be completed regarding the servicer's request for adjustments to the securitization charge and the tax charge pursuant to a routine true-up within 45 days after the servicer files its request for adjustment.16 The determination of the Commission in response to a request for adjustment shall be provided by the Commission to the servicer within the aforementioned 45-day period. The adjustments by the Commission will be to the securitization charge and the tax charge in effect prior to the filing of the request for adjustment and those charges shall remain in place until the adjustments have become effective and are being billed to customers.

-------------------------
                  16 As mentioned in Consumers' proposal, a dramatic and unforeseen change in circumstances could result in a request for a non-routine true-up. The Commission is approving Consumers' request for the availability of a non-routine true-up process to a servicer of securitization bonds. Because it, unlike a routine true-up, would have a scope that goes beyond verification of arithmetic computations and would necessitate a complex contested case proceeding, resolution of a request by a servicer for a non-routine adjustment to the securitization charge and the tax charge would not be subject to the 45- day deadline.

The Mandatory 5% Residential Rate Cut

         Section l0d of Act 141 required Consumers and Detroit Edison to reduce by 5% the rates in effect for their residential rate classes as of May 1, 2000. It also provided those utilities an opportunity to use at least a portion of any savings arising from securitization to offset that 5% residential rate reduction. However, noting that a significant amount of time would likely elapse between the implementation of that rate cut (during the summer of 2000) and the issuance of Consumers' securitization bonds (which the utility estimated would not occur before the start of 2001), Consumers requested authority to treat as a regulatory asset the entire year 2000 revenue reduction arising from that 5% residential rate cut. In the financing order, the Commission rejected Consumers' request on the grounds that, among other things, "securitization cannot be applied retroactively to fund that rate reduction." Financing order, p. 35.

         In paragraph B of its acceptance letter, Consumers states that it understands the Commission's ruling disallowing the retroactive application of securitization to mean that although the revenue reduction occurring prior to the October 24, 2000 issuance of the financing order cannot be recovered, the same is not true with regard to any portion of the revenues lost between that date and the actual issuance of Consumers' securitization bonds. In support of this interpretation, Consumers cites statements in Detroit Edison's financing order to the effect that "the Legislature did not intend that the cost of the residential rate reduction prior to [a] financing order be securitized" and that Commission rejection was required for any utility's "proposal to treat the rate reduction as a regulatory asset prior to the issuance of [a financing] order." Consumers' acceptance letter, p. 2; citing the Commission's November 2, 2000 order in Case No. U-12478, pp. 13 and 27. Consumers therefore requests that the Commission specifically confirm its understanding regarding its ability to recover, through the operation of the utility's securitization program, all revenues lost on and after October 24, 2000, and to concurrently authorize treatment of those lost revenues as a regulatory asset.

         The Commission finds that it should grant Consumers' request, in part. It is the Commission's intention that Consumers have an opportunity to recover from its securitization savings the full cost of the residential rate reduction beginning with the date that the financing order was issued (namely, October 24, 2000). To rule otherwise, and thus forever preclude recovery for rate reductions provided prior to the actual issuance of the utility's securitization bonds, would merely give the other parties to this case an incentive to delay--through unwarranted appeals and other means--the initiation of Consumers' securitization program. Any such delays would conflict with the Legislature's intent that securitization be implemented in whatever reasonable manner provides the maximum cost savings. The Commission therefore confirms Consumers' understanding that the utility is authorized to recover, through its securitization program, all reductions in its revenues beginning October 24, 2000. Nevertheless, the Commission finds no compelling reason at this time to formally declare those lost revenues a regulatory asset. As ABATE notes, making a declaration of regulatory asset at this time would imply a "full funding" of the rate reduction, contrary to the terms of the financing order.

Offsets for All Securitization and Tax Charges

         Consumers notes that, on page 42 of the financing order, the Commission required the utility to reflect an offset on the bills of its bundled sales and retail open access (ROA) customers alike equal to the sum of each customer's securitization and tax charges for the billing period in question. The utility further notes that the reason given for imposing that requirement, namely to ensure that Consumers' bundled sales rates or ROA transition charges do not include costs that are duplicative of those recovered through the issuance of securitization bonds, is valid.

         Nevertheless, in paragraph C of its acceptance letter, Consumers seeks to clarify whether that requirement should continue indefinitely or whether (as the utility believes) the offset is intended to remain in effect only until certain actions are taken by the Commission to remove those potentially duplicative costs from the base rates paid by bundled sales customers and from the transition charge paid by ROA customers. Consumers therefore seeks confirmation that, for bundled sales customers, the offset would be in effect only from the date of issuance of the securitization bonds to the conclusion of a rate case that "removes from bundled sales rates the revenue requirement associated with the assets approved for securitization." Acceptance letter, p. 3. As for its ROA customers, Consumers wants to confirm that the offset would be discontinued immediately following either the Commission's issuance of a decision in Case No. U-12639 establishing the methodology for computing the utility's transition charge or the completion of any proceeding establishing a revised transition charge for use beginning January 1, 2002, whichever occurs first.

         The Commission finds that Consumers' request for clarification should be granted with regard to the term of the securitization and tax charge offset. In issuing the financing order, the Commission assumed (as it still does) that the offset for ROA customers would become unnecessary beginning January 1, 2002. This assumption is based on the Commission's belief that, before that date, an order will be issued in Case No. U-12639 from which a transition charge can be derived that recognizes the effect of securitization on Consumers' total stranded costs. However, in the event that no such transition charge is in place for Consumers by January 1, 2002, the Commission will impose a temporary transition charge equal to the sum of the then- effective securitization and tax charges. The offset would continue to be applied to this charge to ensure equality between bundled sales and ROA customers until such time as a revised transition charge is adopted. This will ensure the collection of all revenue necessary to pay the securitization bond holders and should, in turn, enhance the marketability of the bonds.

Creation of Lien and Security Interest

         Section l0m(l) of Act 142 establishes the requirements for creating a valid and enforceable lien and security interest in a utility's securitization property. Specifically, this section states that they "may be created only by a financing order and the execution and delivery of a security agreement with a financing party in connection with the issuance of securitization bonds." MCL 460.l0m(l); MSA 22.13(l0m)(1). According to paragraph D of its acceptance letter, Consumers interprets ordering paragraph R on page 67 of the financing order to mean that the Commission has taken all of its necessary steps with regard to approving the utility's request for securitization and that, as a result, Consumers now only needs to execute and deliver the applicable security agreement. The utility seeks confirmation that its interpretation is accurate.

         The Commission finds Consumers' interpretation to be correct. Ordering paragraph R states that "[a]ll regulatory approvals within the jurisdiction of the Commission that are necessary for the securitization of the qualified costs identified in this financing order, and all related transactions, are granted." Financing order, p. 67. The Commission's use of such broad language was intended to advise all interested parties (and, particularly, the financial markets) that, following Consumers' submission of an unconditional acceptance letter, the utility will be deemed to have satisfied all state-imposed prerequisites to the execution of a security agreement. Thus, pursuant to Act 142, a valid and enforceable lien and security interest in the securitization property will be created following the execution and delivery of the applicable security agreement.

The Commission FINDS that:

         a. Jurisdiction is pursuant to 1909 PA 106, as amended, MCL
460.551 et seq.; MSA 22.151 et seq.; 1919 PA 419, as amended, MCL 460.51 et seq.; MSA 22.1 et seq.; 1939 PA 3, as amended, MCL 460.1 et seq.; MSA 22.13(1) et seq.; 1969 PA 306, as amended, MCL 24.201 et seq.; MSA 3.560(101) et seq.; and the Commission's Rules of Practice and Procedure, as amended, 1992 AACS, R 460.17101 et seq.

         b. Consumers' petition for rehearing or clarification should be granted in part and denied in part, as discussed in this order.

         THEREFORE, IT IS ORDERED that:

         A. Consumers Energy Company's November 9, 2000 petition for rehearing or clarification is granted in part and denied in part, as discussed in this order.

         B. If Consumers Energy Company desires to undertake securitization, it shall file, within 7 days following issuance of this order, a document expressing its unconditional acceptance of all conditions and limitations imposed on the utility by this order and the October 24, 2000 financing order.

         C. All amortization, accounting, and ratemaking approvals, as well as all other authorizations, provided for in the Commission's October 24, 2000 financing order and clarified in this order shall be tolled pending Consumers Energy Company's unconditional acceptance of all conditions and limitations that those orders place on the utility.

         D. Following Consumers Energy Company's unconditional acceptance of all conditions and limitations established by the Commission's October 24, 2000 financing order and clarified in this order, these orders--and each of their terms--shall be irrevocable. Consumers Energy Company's acceptance likewise shall be irrevocable and, therefore, shall survive bankruptcy or any other changes in the utility's legal structure.

         E. This order and its anticipated unconditional acceptance by Consumers Energy Company shall be incorporated by reference into the Commission's October 24, 2000 financing order, shall be deemed to relate back to the date of issuance of that financing order, and shall be treated as being in full force and effect as of that date.

         Any party desiring to appeal this order must do so in the appropriate court within 30 days after issuance and notice of this order, pursuant to MCL 462.26; MSA 22.45.

                                     MICHIGAN PUBLIC SERVICE COMMISSION



                                     /s/ John G. Strand
                                     ----------------------------------------
                                     Chairman

         ( S E A L )

                                     /s/ David A. Svanda
                                     ----------------------------------------
                                     Commissioner



                                     /s/ Robert B. Nelson
                                     ----------------------------------------
                                     Commissioner, concurring in a separate
                                     opinion.


By its action of January 4, 2001.



/s/ Dorothy Wideman
--------------------------------
Its Executive Secretary







In the matter of the application of                   )
CONSUMERS ENERGY COMPANY for a                        )
financing order approving the securitization of       )    Case No. U-12505
certain regulatory assets and other qualified costs.  )
                                                      )
------------------------------------------------------








Suggested Minute:
----------------


                  "Adopt and issue order dated January 4, 2001 granting in part and denying in part the petition for rehearing or clarification filed by Consumers Energy Company, as set forth in the order."


                             STATE OF MICHIGAN

               BEFORE THE MICHIGAN PUBLIC SERVICE COMMISSION

                                 * * * * *

In the matter of the application of                   )
CONSUMERS ENERGY COMPANY for a                        )
financing order approving the securitization of       )  Case No. U-12505
certain regulatory assets and other qualified costs.  )
                                                      )
------------------------------------------------------

            CONCURRING OPINION OF COMMISSIONER ROBERT B. NELSON
            ---------------------------------------------------
    (Submitted on January 4, 2001 concerning order issued on same date.)

         I issued a separate opinion on October 24, 2000 when the majority approved a financing order in this case. I concluded at that time that a financing order should not be issued because Consumers Energy Company (Consumers) had not met the requirements of 2000 PA 142. I stand by that opinion today. However, I am compelled to review the motion for rehearing on its merits, taking the financing order as I find it. In this context, I concur with the majority's decision to continue the offsetting adjustment detailed on page 42 of the October 24 order on the bills of retail access customers after 2001. I believe that, in the absence of the establishment of a revised transition charge, continuation of this adjustment beyond 2001 is critical in the Commission's efforts to foster a competitive retail market.

         I also concur with my colleagues in concluding that the October 24 order did not create a regulatory asset, a creation that may depend on a timely issuance of securitization bonds in accordance with the overall intent of Act 142 to expedite the securitization process.

                                   MICHIGAN PUBLIC SERVICE COMMISSION


                                   /s/ Robert B. Nelson
                                   ---------------------------------------
                                   Robert B. Nelson, Commissioner